                                                                       EXHIBIT A

                                  BLAINE F. NYE
                         535 Middlefield Road, Suite 100
                          Menlo Park, California 94025
                                 (415) 322-4568

PROFESSIONAL BACKGROUND

Stanford Consulting Group, Inc., President
Economic consultant specializing in finance, economics, valuation, insurance, and econometrics. Project experience includes:

         Numerous analysis of economic damages suffered by parties to business litigation involving intellectual property rights, including patents, copyrights, and trademarks. Damage analyses have included consideration of lost profits, price erosion and reasonable royalty, and in all combinations.

         Numerous company valuations, including valuations of assets and liabilities, to determine fair market values and pricing. Analyses have been used in arms-length pricing and in litigation, generally involving disputes over the value of equity.

         Economic analysis and testimony relative to asset values, including loans and their probable collection and real estate, and alleged fraudulent misrepresentations of a large failed savings and loan association.

         Economic analysis and testimony in very large class-action suit relative to financial condition, asset values, investment portfolio, and alleged fraudulent misrepresentations made by consultants and accountants of large failed savings and loan association.

         Numerous analyses of economic damages suffered by parties to business litigation involving issues relative to product liability, antitrust, fraud, wrongful contract termination, theft of trade secrets, unfair competition, and business valuation.

         Economic analysis of damages suffered by large timber trust as the result of alleged trust mismanagement by large Mid-Western trust management firm.

         Multiple valuation analyses at request of FSLIC for acquisition/divestiture purposes in dealing with troubled savings and loan associations in the Midwest.

         Merger and acquisition analysis relative to takeover by large foreign interests of foreign company which owns major U.S. property and casualty insurer. Acquisition plan entailed spin off of insurer to French insurance interests. Performed relevant analyses and prepared testimony before the insurance departments of nine states requiring hearing and approval of proposed change in ownership.

         Numerous large securities litigation cases. Worked on development and application of economic technology to successfully resolve issues including timing of information releases, materiality of information, class period, class certification, trading behavior, and extent of damages.

         Profitability and dealership location analyses for U.S. division of a large foreign automaker. Developed econometric model permitting prediction of total profits within geographic area based on population demographics, market penetration, dealership services, dealership separation and competition.

         Performed feasibility studies for small group health and auto physical damage insurance futures proposed for trading by the Chicago Board of Trade. Performed analysis of the impact of insurance futures on demand, pricing and market structure in relevant insurance markets.

         Analysis of economic damages suffered by U.S. manufacturer as a result of alleged false advertisement on the part of its major competitor. Relevant damages included profits on lost sales, damage to profit margin, and damage to overall market.

         Product introduction strategy for large U.S. telecommunications firm. Performed market analysis, product development, cost analysis, and pricing for new line of telecommunications service products.

         Performed expense and profitability analyses of servicing carriers for a large state insurance joint underwriting association. Analyses served as basis for testimony in litigation involving issues relative to alleged excess profits earned by the servicing carriers.

         Performed profitability, appropriate underwriting margin, and cost of capital analyses and testimony for major property and casualty insurance companies in various states, at the request of companies, state departments of insurance, and a national insurance rating organization for use in state regulatory hearings into these matters.

         Feasibility of employee plant buyout from major U.S. corporation for union in conjunction with State of California. Analyzed production, product market, and operating costs, and developed profitable plan of operations.

         Analysis of the economic damages suffered by a large general agency as a result of the alleged unfair competitive practices of three major U.S. life insurers.

         Numerous analyses of economic damages to various involved parties in wrongful death litigation, personal injury litigation, wrongful termination litigation.

         Study of level of competition inherent in the California automobile insurance market on behalf of consortium of major U.S. automobile insurers. Study also included analysis of effects of various alternative changes to existing regulatory regime that had been proposed by special interest groups.

         Study of taxation of the life insurance industry in California relative to other California industries and life industries in other states. Performed analyses of life industry market structure, nominal vs. effective tax rates, and tax incidence and shifting. Performed similar study for the California property/casualty insurance industry.

         Several cases involving the evaluation of economic damages suffered by owners of large building complexes due to the presence of allegedly friable asbestos. The analyses included estimation of the present costs of removing or otherwise treating asbestos under alternative scenarios and evaluating claims for economic damages.

         Diversification strategy for large Western telecommunications firm. Identification and valuation of appropriate acquisition candidates, including analysis of merger premiums that could be paid based on anticipated synergy.

ARTICLES


"The Distribution of Claims for Professional Malpractice--Some Statistical and Public Policy Aspects," with E. C. Venezian and A. E. Hofflander. Journal of Risk and Insurance 56:4 (December, 1989), pp. 686-701.

"Medical Malpractice: Problems in the Insurance and Legal Systems," with A. E. Hofflander. The Journal of Insurance Issues and Practices 12:2 (June, 1989), pp. 1-21.

"Experience Rating in Medical Professional Liability Insurance: Authors' Reply," with A. E. Hofflander. Journal of Risk and Insurance 56:2 (June, 1989), pp. 333-335.

"Experience Rating in Medical Professional Liability Insurance," with A. E. Hofflander. Journal of Risk and Insurance 55:1 (March, 1988), pp. 150-157.

"An Analysis of Premium Tax Revenue and Rate in California: the Case of Structured Settlement Annuities," with A. E. Hofflander. Journal of Risk and Insurance 54:4 (December, 1987), pp. 760-766.

"Economics of Oligopoly: Medical Malpractice Insurance as a Classic Illustration," with A. E. Hofflander. Journal of Risk and Insurance 54:3 (September, 1987), pp. 502-519.

"Demand and Pricing for Health Care and Guaranteed Insurability." University of Microfilms International (January, 15, 1985).

"Self-insurance, Captives, and Income Taxation," with A. E. Hofflander. Journal of Risk and Insurance 51:4 (December, 1984), pp. 702-709.

"Economic Analysis of Discriminatory Premium Taxation," with A. Hofflander and
C. Zollinger. Journal of Insurance Regulation 3:1 (September, 1984), pp. 3-29.

MONOGRAPHS


A Reevaluation of the California Workers' Compensation Rating Law, with A. E. Hofflander and P. H. Sullivan. Association of California Insurance Companies, Sacramento, 129 pp. (1992).

Small Group Health Insurance Futures, with A. E. Hofflander and J. D. Nettesheim. Feasibility study for the Chicago Board of Trade, Chicago, 75 pp.
(1991).

Auto Physical Damage Insurance Futures, with A. E. Hofflander and J. D. Nettesheim. Feasibility study for the Chicago Board of Trade, Chicago, 92 pp.
(1991).

California Taxation of the Property/Casualty Insurance Industry, with A. E. Hofflander and L. B. Charlesworth. American Insurance Association, Association of California Insurance Companies, and Personal Insurance Federation of California, Washington, D.C., 23 pp. (1991).

The Taxation of the California Life Insurance Industry, with A. E. Hofflander and L. B. Charlesworth. Association of California Life Insurance Companies, Sacramento, 85 pp. (1989).

An Economic Analysis of the California Insurance Initiatives, with A. E. Hofflander and L. B. Charlesworth. National Association of Independent Insurers and Association of California Insurance Companies, Sacramento, 122 pp. (1988).

Level of Competition in the California Private Passenger Automobile Insurance Market, with R. H. Litzenberger. Association of California Insurance Companies, Sacramento, 126 pp. (1986).

An Evaluation of the California Workers' Compensation Rating Law, with A. E. Hofflander and P. H. Sullivan. Association of California Insurance Companies, Sacramento, 147 pp. (1986).

Medical Malpractice Insurance in Pennsylvania, with A. E. Hofflander. Select Committee on Malpractice (joint committee of the Pennsylvania Bar Association, Pennsylvania Medical Society, and Pennsylvania Hospital Association) 140 pp.
(1985).

                                                                       EXHIBIT B

Testimony of Blaine F. Nye, Ph.D.
---------------------------------
April 29, 1997

Flint v. Citicorp/Citibank
                  Testimony                                   1/13/93

d'Elia v. d'Elia
                  Deposition                                  2/1/93
                  Testimony                                   2/24/93

Pacific Mutual Life Insurance Co., et al. v. State Board of Equalization
                  Testimony                                   2/16/93

Burton, et al. v. Bristol-Myers, et al.
                  Deposition                                  3/2/93
                  Testimony                                   8/30/93

United Telecommunications Inc. Securities Litgiation; case no. 90-2551-0
                  Deposition                                  3/11/93

Trizec Properties v. W.R.Grace & Co., et al.
                  Deposition                                  6/2/93

Ansteph, Inc. v. Penguin's Place, Inc., et al; case no. 61 03 41
                  Deposition                                  7/12/93

Freeman & Associates, Inc. v. Ferguson, et al.
                  Deposition                                  10/18/93
                  Deposition                                  9/2/93

Smejkal v. Mitsubishi Aircraft International, Inc. et al.
                  Testimony                                   11/3/93

Marlin v. Murdoch
                  Testimony                                   11/4/93

Fortino Flores v. Post Street Associates, et al.
                  Deposition                                  12/3/93

Arami Rigatuso v. Delta Airlines, Inc.; case no. C92-3644-HMP ARB
                  Deposition                                  12/10/93

BOC Healthcare v. Nellcor Inc.
                  Deposition                                  1/5/94

County of San Diego v. W.R. Grace & Co. - Conn, et al.; case no. 208 188
                  Deposition                                  1/14/94

California Federal Bank, F.S.B. v. W.R. Grace & Co. - Conn; case no. C 728 819
                  Deposition                                  3/2/94

Commonwealth of Massachusettes v. Owens Corning Fiberglass Corproation, et al.; case no. 90 -3791
                  Deposition                                  3/18/94

Randy Bertisch v. City of Los Angeles
                  Deposition                                  3/23/94
                  Testimony                                   3/27/94

Julie Lockhart v. The Regents of the University of Califrnia
                  Deposition                                  4/18/94

Masood Haque, Anne E. Hauque v. University of California, San Francisco, Moffitt Hospital, et al.
                  Testimony                                   4/26/94

James Garewal v. Industrial Ladder Company, et al.
                  Testimony                                   6/9/94

Hilo, et al. v. Exxon, et al.; case no. CV-92-4408 RMT (SHX)
                  Deposition                                  7/20/94
                  Testimony                                   4/1/96

Fujisaka v. Livermore, et al.
                  Deposition                                  8/10/94

Century Park v. California Zonolite Co., Inc., et al.
                  Deposition                                  8/29/94

Catherine Weston Stocker v. Pacific Gas & Electric, et al.
                  Deposition                                  9/14/94

Industrial Indemnity Company, et al., v. Apple Computer, Inc., et al.
                  Deposition                                  10/20/94
                  Deposition                                  1/31/95

Huckin v. Connor; case no. 88-036106
                  Deposition                                  11/1/94

Cox v. El Paso Natural Gas
                  Deposition                                  11/7/94

Storage Technology Corporation Securities Litigation
                  Deposition                                  11/11/94

Charles Reilly v. American Medical International, Inc.
                  Testimony                                   1/25/95

Coello v. Lyman Dean Construction Company, et al.
                  Deposition                                  2/14/95

Anderson v. PG&E; case no. BCV00300
                  Testimony                                   2/22/95

Richard Ahrendt v. Abex Corporation
                  Deposition                                  2/27/95

Faith Pescatore v. Pan American World Airways, Pan American World Services, and Alert Management Systems
                  Deposition                                  3/3/95
                  Testimony                                   4/13/95

Paul Acree, et al. v. General Motors Acceptance Corporation; case no. 531927
                  Deposition                                  3/24/95
                  Deposition                                  3/31/95
                  Deposition                                  5/5/95
                  Deposition                                  6/5/95
                  Testimony                                   6/13/95
                  Testimony                                   6/27/95
                  Testimony                                   6/28/95
                  Deposition                                  10/16/95
                  Testimony                                   10/24/95
                  Testimony                                   10/26/95
                  Deposition                                  11/15/95
                  Testimony                                   12/4/95
                  Testimony                                   12/5/95
                  Testimony                                   12/11/95

One Wilshire Arcade Imperial, Ltd. v. W.R. Grace & Company, et al.
                  Testimony                                   4/7/95

Reed v. Orteza
                  Deposition                                  4/14/95

Karen Magliocco v. PG&E
                  Deposition                                  5/8/95

Keith Pinn v. Par Development
                  Deposition                                  5/10/95

Raymond Humecke v. Abex Corporation
                  Deosition                                   5/19/95

Kyle Richmond v. Abex Corporation
                  Deposition                                  5/19/95

Coello v. Greer Neuwald Builders
                  Deposition                                  9/28/95

Collins v. United States; case no. C94 2191 WHO
                  Deposition                                  9/7/95

Synopsis, Inc. v. Paul E. Hubbard, Greg Ordy and Seed Solutions
                  Deposition                                  9/11/95

California State Automobile Association Inter-Insurance Bueau v. Policy Management Systems Corporation; case no. C93-4232-CW ENE
                  Deposition                                  9/12/95
                  Deposition                                  9/13/95
                  Deposition                                  3/13/96

Transamerica Insurance Corporation of California, et al., v. W.R. Grace & Co. - Conn.; case no. C94-4083 VRW
                  Deposition                                  11/9/95

Melvyn Gantman v. Fidelity Management Trust Company; case no. C94-3692-SBA
                  Deposition                                  2/12/96
                  Deposition                                  2/13/96

Golden Eagle Insurance Company Proposition 103 Hearing; case no. RB-94-0010-00
                  Testimony                                   3/15/96

Ramachandran, et al. v. Thai Airways, et al.; case no. C-94-2644 SC and C-95-0082 SC
                  Deposition                                  5/14/96
                  Testimony                                   6/17/96

John King & Lurine King, et al., National Benevolent Association of the Christian Church, et al.; case no. H-181238-7
                  Deposition                                  7/9/96

Brooks vs. Allied Signal, Inc., et al.; case no. 2:94-CV-24
                  Deposition                                  2/19/97

Hamre vs. Fibreboard, et al.; case no. BC 126 838
                  Deposition                                  4/11/97

Belur vs. United States; case no. C-95-4521 CAL
                  Deposition                                  4/24/97

                                                                       EXHIBIT C

                    CONTAINS BUSINESS PROPRIETARY INFORMATION


                  UNITED STATES INTERNATIONAL TRADE COMMISSION

                                Washington, D.C.

In the Matter of

CERTAIN HARDWARE LOGIC EMULATION
SYSTEMS AND COMPONENTS THEREOF                              Inv. No. 337-TA-383

                        COMMISSION OPINION ON REMEDY, THE
                          PUBLIC INTEREST, AND BONDING

         We have determined to adopt the presiding administrative law judge's
(ALJ) initial determination (ID) concluding that there is reason to believe that there is a violation of section 337 in the importation, sale for importation, or sale in the United States after importation of the accused hardware logic emulation systems.1 Specifically, we adopt the ALJ's finding that it is likely that the patents in issue are valid and infringed by respondents' imported hardware logic emulation systems. We also adopt the ALJ's finding that complainant, Quickturn Design Systems Incorporated, a relatively small, single product company competing in the rapidly evolving hardware logic emulation market, is threatened with irreparable harm in the event temporary relief is not granted.

-------------------------

1 These systems consist of reconfigurable logic devices, linked by reconfigurable interconnect devices, that can be programmed to replicate the operation of an integrated circuit ("IC") design to determine its performance characteristics under conditions that closely approximate the actual intended use. In other words, an emulation system configured with a particular circuit design can be connected to an external system (or "target" system) for which the circuit is designed, permitting the circuit to be tested under actual operating conditions (a process known as going "in-circuit"). The emulator's ability to verify the operation of a circuit design before actual fabrication of a prototype device results in substantial savings of development time and costs.

         Having determined that temporary relief is warranted, we also determine that a temporary limited exclusion order and a cease and desist order are the appropriate forms of temporary relief. We have further determined that the statutory public interest factors do not preclude the issuance of such relief and that respondents' bond during the period of the limited temporary exclusion order shall be in the amount of forty-three (43) percent of the entered value of infringing imported hardware logic emulators and components thereof. Finally, we have determined that the complainant's bond-shall be in the amount of $200,000. This opinion explains the basis for determinations.

         I. PROCEDURAL BACKGROUND

         On March 4, 1996, Quickturn Design Systems Incorporated ("Quickturn" or "complainant") filed a complaint under section 337 of the Tariff Act of 1930 (19 U.S.C. ss. 1337) alleging unfair acts in the importation, the sale for importation, and the sale within the United States after importation of certain hardware logic emulation systems and components thereof by two proposed respondents: Mentor Graphics Corporation ("Mentor") of Wilsonville, Oregon and Meta Systems ("Meta") of Saclay, France (collectively "respondents"). Complainant also simultaneously filed a motion for temporary relief.

         In the motion for temporary relief complainant alleged infringement of claims 1, 2, 3, and 15 of U.S. Letters Patent 5,448,496 (the "`496 patent") and claim 8 of U.S. Letters Patent 5,036,473 (the "`473 patent") both owned by Quickturn. On March 8, 1996, the Commission voted to institute an investigation of the complaint and to accept provisionally the motion for temporary relief, and published a notice of investigation in the Federal Register.2 The temporary

------------------------

2  61 Fed. Reg. 9486 (March 8, 1996).

relief phase of this investigation was designated "more complicated" by the presiding ALJ on April 14, 1996 (Order No. 14). The ALJ held an evidentiary hearing on temporary relief from April 23, 1996, through May 4, 1996. Complainant, respondents, and the Commission investigative attorney (IA) participated in the hearing. Thereafter, oral argument was held before the ALJ on June 5, 1996. The Commission received submissions on the issues of remedy, the public interest, and bonding from all parties on June 23, 1996, in accordance with Commission rule 210.67(b).

         On July 8, 1996, the ALJ issued his ID (Order No. 34) granting Quickturn's motion for temporary relief On July 18, 1996, respondents and the IA filed written comments on the temporary relief ID, as provided for in rule 210.66(c). Complainant and the IA filed replies to respondents' comments, and respondents filed a reply to the LA's comments on July 22, 1996, as provided for in rule 210.66(e). On August 5, 1996 the Commission determined to adopt the presiding ALJ's ID.

II.      REMEDY

         If there is reason to believe that a violation of section 337 has occurred (and the public interest factors discussed below do not prohibit a remedy), the Commission has broad discretion in selecting the form, scope, and extent of the remedy.3 Under subsections 337(e) and (f), the

---------------------

3  Hyundai Electronics Industries Col, Ltd. v. United States International
   Trade Commission, 899 F.2d 1204 (Fed. Cir. 1990) (affirming Commission remedy determination in Certain Erasable Programmable Read-Only Memories, Components Thereof, Products Containing Such Memories, and Processesor Making Such Memories, Inv. No. 337-TA-276, USITC Pub. 2196 (May 1989)); Viscofan, S.A. v. United States International Trade Commission, 787 F.2d 544, 548 (Fed. Cir.
   1986) (affirming Commission remedy determination in Certain Processes for the Manufacture Skinless Sausage Casings and Resulting Products, Inv. Nos. 337-TA- 148 and 169, USITC Pub. 1624 (December 1984)). However, as the Commission stated in Certain Devices for Connecting Computers Via Telephone Lines, although the Commission's remedial authority is quite broad, it has applied this authority "in measured fashion and has issued only such relief as is adequate to redress the harm caused by the prohibited imports." Inv. No. 337-TA-360, Commission Opinion (Dec. 12, 1994) at 9.

Commission may issue a temporary exclusion order, a cease and desist order, or both, depending on the circumstances of each investigation.4 The Commission may issue either a temporary general exclusion order, which covers goods irrespective of source, or a temporary limited exclusion order, which covers goods from only certain foreign sources.5

-----------------------------

4     Section 337(e)(1), 19 U.S.C.ss.1337(e)(1), provides in relevant part:

         If, during the course of an investigation under this section, the Commission determines that there is reason to believe that then is a violation of this section, it may direct that the articles concerned, imported by any person with respect to whom there is reason to believe that such person is violating this section, be excluded from, entry into the United States. . . . Section 337(f)(1) provides:

         In addition to, or in lieu of, taking action under subsection (d)... of this section, the Commission may issue and cause to be served on any person believed to be violating this section . . . an order directing such person to cease and desist from engaging in the unfair methods or acts involved [unless precluded by consideration of enumerated public interest factors.]

5 19 U. S. C. ss. 1337(d)(2)(effective January 1, 1995); see also 19 C.F.R ss.210.50(c) (incorporating the statutory standard into the Commission's Rules of Practice and Procedure). Under this provision, the Commission can issue a general exclusion order only where it is "necessary to prevent circumvention of an exclusion order limited to products of named persons; or there is a pattern of violation of this section and it is difficult to identify the source of infringing products." This limitation on the Commission's authority to issue general exclusion orders appears in the section of the statute pertaining to permanent exclusion orders, section 337(d), rather than in the section that grants the Commission authority to issue temporary relief, section 337(e). Nevertheless, notwithstanding the placement of this provision in the statute, we believe that it was intended to apply equally to permanent and temporary general exclusion orders. The legislative history of the Uruguay Round Agreements Act (URAA) amendments to section 337 indicates that the new statutory limitations "do not differ significantly" from the Commission's traditional framework for analyzing the appropriateness of a general exclusion order, which was applied in the same manner to both temporary and permanent relief. See S. Rep. No. 412, 103rd Cong., 2d Sess. 120 (1994); H.R. Rep. No. 826, 103rd Cong., 2d Sess., pt. 1,
   at 141 (1994).

The Commission traditionally has issued cease and desist orders when commercially significant inventories of infringing goods are present in the United States.6


         Commission rule 210.67(a) authorizes, but does not require, the ALJ to address the appropriate remedy and the public interest.7 In this investigation, the ALJ concurred with the IA's positions regarding the appropriate remedy, which are discussed below.

         Complainant Quickturn argued that issuance of an exclusion order is appropriate to prevent infringing imports and is the customary remedy where temporary relief is granted. Quickturn seeks such an order only with respect to respondents in this matter (i.e., a limited exclusion order), acknowledging that there is no basis for issuance of a general exclusion order at this stage of the investigation. With respect to a cease and desist order, complainant argued that

-------------------
6  See, e.g., Pressure Transmitters, Inv. No. 337-TA-304, USITC Pub. 2392
   (June 1991); Certain Strip Lights, Inv. No. 337-TA-287 (October 3, 1989) (Unpublished opinion); Certain Nonwoven Gas Filter Elements, Inv. No. 337-TA-275, USITC Pub. 2129 (September 1988); Certain Compound Action Metal Cutting Snips, Inv. No. 337-TA-197, USITC Pub. 1831 (March 1986); Certain High Intensity Retroreflective Sheeting, Inv. No. 337-TA-268, USITC Pub. 2121 (September 1988); Certain Erasable Programmable Read Only Memories, Inv. No. 337-TA-276, USITC Pub. 2196 (May 1989)(while the existence of significant inventories was not conclusively proven, it could be reasonably assumed from the record that such inventories were present); Certain Crystalline Cefadroxil Monohydrate, Inv. No. 337-TA-293 (March 1990).

         The Commission's purpose in issuing cease and desist orders in patent-based cases has been to afford complete relief to complainants where infringing goods are already present in the United States, and thus cannot be reached by issuance of an exclusion order. See, e.g., Certain Compound Action Metal Cutting Snips, Inv. No. 337-TA-197, Commission Opinion at 5-7. Unlike an exclusion order, which is enforced by the U.S. Customs Service, a cease and desist order is an in personam order typically directed to a party in the United States and is enforced by the Commission, not Customs. The Commission has in personam over respondent Mentor, a company doing business at 8005 S.W. Boeckman Road, Wilsonville, Oregon, 97070, based on proper service of the complaint and notice of investigation and Mentor's full participation in this investigation.

it has provided ample evidence that respondents am engaged in significant sales and solicitation activities in the United States and that any further solicitation and marketing activities by Mentor would constitute continued infringement of the patents in issue. Complainant also submitted a copy of a publication in which respondents indicated that, in the event temporary relief issues, they may "establish[] U.S.-based assembly" for the accused device.

         Respondents argued that, if a temporary exclusion order issues, the order should exempt replacement parts and "components required to upgrade existing systems", as well as service and maintenance of existing systems in the United States. In support of this position, they state that if their U.S. customers (such as Bull Information Systems) are unable to obtain replacement parts or components needed to upgrade their systems, they would incur major delays in ongoing projects and damage to their business.8 For the same reasons, they state that any exclusion order should ensure that respondents may continue to service and maintain existing systems in the U.S.

         Respondents also argued that there is no basis for a temporary cease and desist order because there is no evidence that Mentor has any domestic inventory. In particular, respondents submitted a statement from a Mentor employee stating that Mentor's "standard procedure is that upon receipt of a customer order, a Meta machine is built in France in response to the customer's specifications and then shipped to United States." In addition, respondents argued that, to the extent that they are permitted to import under bond during the temporary relief period, a cease

-----------------------------
7 Any findings made by the ALJ may be superseded by Commission findings. 19 C.F.R.ss.210.67(a).

8 Comments on remedy submitted to the Commission by intervenor Bull HN Information Systems emphasized that Bull has an on-going need for replacement parts, including logic boards, for its Meta emulator that is in operation in Phoenix, Arizona.

and desist order preventing general sales and marketing activities would be outside the Commission's statutory jurisdiction.

         In the IA's view, the appropriate relief is a limited exclusion order directed to respondents' emulation system, and components thereof, that the Commission has reason to believe infringe the asserted claims of the patents at issue. The IA noted that there are substantial capital investments associated with Meta emulators installed in the United States as of the date of entry of temporary relief, as well as employment and on-going research and development projects, principally by Meta's customer Bull, that are dependent upon the operation of those emulators. On that basis, the IA recommended that the temporary exclusion order include an exception for importation of emulator components that respondents certify are required for repair of emulators already installed in the United States.

         The IA also believes that a cease and desist order prohibiting sales (except under bond) of Meta emulators present in the United States as of the date of entry of the order is appropriate. According to the IA, as of the date of the temporary relief proceedings, respondents had a domestic supply of at least three operational Meta emulation systems. The IA further stated that the commercial significance of the accused Meta emulators that in present in the United States is substantial (based on the substantial capital cost of these devices) and that therefore the sale of these emulators is likely to irreparably harm Quickturn. Accordingly, the IA recommended that a cease and desist order prohibiting the sale or other transfer (except under bond) of Meta emulators held by the respondents within the United States at the date of issuance is appropriate in this investigation. The IA submitted, however, that any such cease and desist order should be narrowly tailored to prohibit only sales and similar transfers except under bond, rather than the broad array of commercial activities Quickturn seeks to prohibit. Specifically, the IA recommended that any case and dam order should not prohibit respondents' marketing, sales, and support activities that are directed to goods imported or sold under bond. Finally, for the reasons discussed above in connection with the irreparable harm analysis, the IA does not believe that the public interest would be harmed by issuance of the proposed exclusion and cease and desist orders.

         We agree with the ALJ's and the IA's recommendation and accordingly have issued a temporary limited exclusion order covering the accused hardware logic emulators, in assembled or unassembled form, that we have found likely to infringe claim 8 of the `473 patent and/or claims 1, 2, 3, or 15 of the `496 patent. We also agree that the temporary limited exclusion order should not extend to components, such as logic boards, certified to be imported to replace and repair inoperative components on one of the five Meta units present in the United States (three held by Mentor and two by its customers).9 Such an exception would prevent disruption to the business operations of Mentor's customers during the pendency of this investigation, and grant them time to prepare for the possibility of a permanent exclusion order, which probably would not include such an exception.

         We agree as well with the ALJ and the IA regarding the appropriateness of issuing a temporary cease and desist order. Thus, we have determined to issue a cease and desist order prohibiting domestic respondent Mentor from importing, selling, distributing, offering for sale, or otherwise transferring in the united Sates (except under bond) hardware logic emulators

-------------------------
9 The temporary limited exclusion order makes it clear that it extends to the importation of subassemblies, other than those required as a one-for-one replacement of their counterparts in existing systems.

covered by the patent claims at issue.10 We believe that the presence of even one of the Meta units (at an estimated value of more than $500,000) in the United states would constitute "commercially significant inventory," which the Commission traditionally has found warrants the issuance of a cease and desist order.

         While respondents have represented that these units are not "inventory" in that their as "standard procedure is that upon receipt of a customer order, a Meta machine is built in France in response to the customer's specifications and then shipped to the United States," they do not state that the units in the United States could not or will not be converted for sale to a customer. In addition, they have actively opposed the issuance of a cease and desist order. In these circumstances, and because the Commission's purpose in issuing cease and desist orders has been to afford complete relief to complainants where infringing goods are already present in the United States, we believe it appropriate in this case to issue such an order.11

         We also agree with the IA that such an order should not extend to respondents' marketing and promotional activities in the United States. Unlike a permanent exclusion order, a temporary "exclusion order" actually must permit importations under bond. Accordingly, because respondents are statutorily entitled to import bond goods that are subject to a temporary exclusion order, the incidental right to market those devices should not be prohibited by the

-------------------------
10 As noted below, however, under the cease and desist order Mentor is permitted to conduct activities directly related to the sale of accused devices imported under bond during the period in which temporary relief would be effective. Mentor also is permitted to furnish services to its customers that are directly related to the accused devices it imported and sold in the United States prior to the effective date of the cease and desist order, including the installation of replacement logic boards.

11 Moreover, we note that if, as respondents have represented, the Meta units held by Mentor in the U.S. are not suitable for domestic sale, respondents will not be harmed by the issuance of a cease and desist order.

temporary cease and desist order. For the same reasons that we believe the temporary exclusion order should not extend to replacement components, such as logic board assemblies, we also believe that any cease and desist order issued should not cover respondents' activities in connection with servicing its customers' imported Meta emulators, including the installation of such replacement components.

III.     THE PUBLIC INTEREST

         Before granting relief, the Commission must consider the effect that such relief would have on "the public health and welfare, competitive conditions in the United States economy, the production of like or directly competitive articles in the United States, and United States consumers."12 The legislative history of this provision indicates that the Commission should decline to issue relief when the adverse effect on the public interest would be greater than the interest in protecting the patent holder.13

         The ALJ found that: (1) Quickturn is capable of supplying the hardware logic emulation requirements of domestic users; (2) there is no significant likelihood that temporary relief would substantially impact the industries that purchase hardware logic emulation systems (i.e., the U.S. semiconductor industry); (3) it is in the public interest to issue temporary relief to protect a domestic industry's valid and exclusive rights in its intellectual property, and (4) the statute

-----------------------
12 19 U.S.C. ss.ss. 1337(d) and (f). See also Rosemount v. United States
   Int'l Trade Comm'n, 15 U.S.P.Q.2d at 1572, 910 F.2d 819 (Fed. Cir.
   1990)("Rosemount"). In Rosemount, the Federal Circuit, in affirming the Pressure Transmitters decision, stated:

         We also agree with the Commission's rejection of the view that the public interest inevitably lies on the side of the patent owner because of the public interest in protecting patent rights ... other public interest factors are delineated in the above-quoted section 1337(e)(1) and must be taken into account.

    Rosemount, 910 F.2d at 822, 15 U.S.P.Q.2d at 1572.

provides, that in the event of the grant of temporary relief, respondents will be permitted to import the devices under bond and therefore the domestic industry, if it wants to, will have access to the Meta emulators. Based on then findings, the ALJ concluded that the public interest favors the granting of temporary relief.

         Complainant and the IA both submit that entry of temporary relief in the form of a limited exclusion order directed to infringing hardware logic emulators and a cease and desist order directed to Mentor would not raise any public interest concerns under 19 U.S.C. ss.ss. 1337(e) or (f). They note that there is no evidence that the U.S. demand for such products could not be supplied by complainant. They also argued that the U.S. semiconductor industry would not be harmed by the issuance of such temporary relief, principally because only a small portion of that industry uses hardware logic emulation.

         Respondents argue that the public interest would be furthered by ensuring that the technically superior Meta device will continue to be available to the U.S. semiconductor industry during the period of temporary relief. In particular, they argue that the Meta emulator's shorter "compile times" allow much greater flexibility and functionability in the design process and provide a significant technological advantage over Quickturn's emulators. Therefore, according to respondents, even if Quickturn could satisfy the current U.S. demand for traditional emulation products, granting temporary relief would "force the U.S. chip industry to use Quickturn's outdated off-the-shelf chip technology, while Meta's innovative custom-chip technology is freely available to our foreign competitors in Europe and Asia."

-------------------------
13    See S. Rep. 1298, 93rd Cong., 2d Sess. 197 (1974).

         Based on the evidence of record, we agree that the issuance of a limited exclusion order and a cease and desist order to Mentor would not have an adverse effect on the public interest. First, as the ALJ noted, the public interest favors the protection of U.S. intellectual property rights.14 Second, only a relatively small percentage of the 60 billion dollar U.S. semiconductor industry uses hardware emulation, due to the high cost of emulators. The evidence indicates that complainant can supply this demand for hardware logic emulators in the U.S. market. Even more to the point, respondents have indicated that they expect to supply about eight units to the U.S. market in 1996.15 We do not believe that the U.S. semiconductor industry would be significantly adversely affected if either Quickturn supplied these eight emulators or these purchases were delayed pending the outcome of the permanent relief phase of this investigation. Indeed, these purchases need not be delayed to the extent that respondents' products could enter the United States upon the posting of a bond even under a grant of temporary relief.

         Finally, hardware logic emulators are not the type of product that has in the past raised public interest concerns (such as, for example, drugs or medical devices) and we are not aware of

------------------------
14 See Rosemount, 15 U.S.P.Q.2d at 1572 (Fed. Cir. 1990)(patent protection is a dominant factor in determining the public's interest in granting relief). In this regard, we also note that the Commission has declined to grant relief on public interest grounds in only three cases in 20 years. In Certain Automatic Crankpin Grinders, Inv. No. 337-TA-60, U.S.P.Q. 71 (ITC 1979), the Commission denied relief because of an overriding national policy interest in maintaining and increasing the supply of fuel efficient automobiles, coupled with the domestic industry's inability to supply domestic demand. In Certain Inclined Field Acceleration Tubes, Inv. No. 337-TA-67, USITC Pub. 1119 (1980), the Commission denied relief because there was an overriding public interest in continuing basic atomic research using the imported acceleration tubes, which were of a higher quality than the domestic product. Finally, in Certain Fluidized Supporting Apparatus, Inv. No. 337-TA- 182/188, USITC Pub. No. 1667 (1984), the Commission denied relief because the domestic producer could not supply demand for hospital beds for burn patients within a commercially reasonable time, and no therapeutically comparable substitute for care of burn patients was available.

any other public interest concern that would militate against entry of the remedial orders we have determined to issue. Accordingly, we conclude that the statutory public interim factors do not preclude issuance of relief in this investigation.

         IV. COMPLAINANT'S BOND 16 17

         Section 337(e)(2) gives the Commission the authority to require a complainant to post a bond as a prerequisite to the granting of temporary relief.18 Commission rule 210.52(c) provides as follows:

         In determining whether to require a bond as a prerequisite to the issuance of temporary relief, die Commission will be guided by Rule 65 of the Federal Rules of Civil Procedure. 19

         The ALJ found, based on the record developed in the temporary relief phase of the investigation, that complainant has made a showing of a strong likelihood of success on all of the issues affecting the merits of the case. In particular, complainant's strong showing with respect to validity and infringement of the claims in issue, the fact that Mentor and Meta had a

--------------------------
15 Thus, while these eight units could have a substantial effect on Quickturn, they are far less significant to the approximately $60 billion U.S. semiconductor industry.

16 Commissioner Newquist does not join the following discussion regarding complainant's bond. He would not require complainant to post a bond.

17 Commissioner Crawford does not join the Commission's opinion respecting complainant's bond. Instead, she would have accepted the ALJ's recommendation on this issue.

18 Section 337(e)(2) provides that, when a complainant has been granted temporary relief, "[t]he Commission may require the complainant to post a bond as a prerequisite to issuance of a [temporary relief] order under this subsection."

19 19 C.F.R.ss.210.52(c). Rule 65(c) of the Federal Rules of Civil Procedure states in pertinent part that:

         No restraining order or preliminary injunction shall issue except upon the giving of security by the applicant, in such sum as the court deems proper, for the payment of such costs and damages as may be incurred or suffered by any party who is found to have been wrongfully enjoined or restrained.

reasonable opportunity to consider the claims in issue prior to importing the accused goods into the United States, and Mentor's resolve to enter the U.S. hardware logic emulator market, persuaded the ALJ that no bond should be required of Quickturn, and he so recommended.

         Complainant argued that its strong likelihood of success on the merits and its financial condition justify waiver of a bond. Alternatively, complainant argued that if the Commission should determine that a bond is required, it should be no greater than $250,000 because (a) the potential harm, if any, to respondents is minimal, (b) the speculative nature of respondents' potential damage, if any, weighs against a large bond, and (c) any temporary relief will be required for only a relatively limited time period, viz., until March 13, 1997.

         Respondents reiterated their position that complainant has not made a strong showing of likelihood of success. They also argued that Quickturn, with over $80 million in sales and $40 million in cash reserves, is not indigent and that Mentor and Meta will be significantly harmed if temporary relief issues. Hence, they argued that a "substantial" complainant's bond is appropriate.

         The IA argued that the purpose of requiring a complainant to post a temporary relief bond is to deter frivolous motions on temporary relief and the use of such motions to harass respondents. In this case, however, he notes that the evidence of validity and infringement is strong. Accordingly, the IA argued for a relatively small complainant's bond in an amount equal to the projected net profits that Mentor and Meta could be expected to enjoy from the sales of emulators that they expect to make in the United States during the remaining period of the investigation, which he estimated to be roughly $200,000.

         We note that, in adopting the ALJ's ID on temporary relief, we have found that complainant has made a strong showing of likelihood of success on the merits of this investigation. We also adopted the ALJ's finding that complainant has demonstrated that it is threatened with irreparable harm in the event temporary relief does not issue. Nevertheless, there exists the possibility that our construction of the claims of the patents in issue and/or our infringement determination in this investigation may ultimately change.20 Since the purpose of the bond requirement is to protect the enjoined party from costs and damages resulting from a wrongful injunction while fixing the movant's liability for such an order,21 we believe a relatively small bond should be required of complainant. In this regard, we agree with the IA and have set complainant's bond at $200,000, a level equal to the projected act profits that Mentor and Meta could be expected to enjoy for the sales of emulators that they expect to make during the remaining period of the investigation.

V. RESPONDENTS' BOND 22

         As noted above, pursuant to section 337(e)(1), articles subject to a temporary exclusion order are entitled to entry into the United States under a bond paid by respondents in an amount determined by the Commission.23 Specifically, section 337(e)(1) also provides that during the pendency of the investigation, the excluded articles "shall be entitled to entry under bond

--------------------------
20 New England Braiding Co. Inc. v. A.W. Chesterton Co., 23 U.S.P.Q.2d 1622, 1626 (Fed. Cir. 1992). See ID at 75, note 40.

21    See Continuum Co. Inc v. Incepts. Inc., 873 F.2d 801, 803 (5th Cir. 1989).

22 Commissioner Crawford does not join the Commission's opinion respecting respondents' bond. Instead, she would have accepted the ALJ's recommendation on this issue.

23   19 U.S.C. ss.1337(e)(1).

prescribed by the Secretary [of the Treasury] in an amount determined by the Commission to be sufficient to protect the complainant from any injury."24

         The ALJ found that there is an indication that respondents will be active in the U.S. emulation market during the period for which temporary relief would be in effect. He also found that when there was no competing product, Quickturn would provide a discount from its list price of approximately 10 to 20 percent on average, but that the discount rose to 40 percent when Quickturn competed with the Meta device. He therefore concluded that, based on the difference between these two discount levels, respondents should be subject to a bond of 25 percent of the entered value of each Meta emulator imported during the temporary relief period.

         Complainant argued that respondents bond should be set at a minimum of 100 percent of the sales price of any emulation products imported or sold, or services provided, by respondents during the pendency of the temporary relief. According to complainant,the Commission should use complainant's gross profit as the appropriate measure to offset any injury during the temporary relief period. Gross profit is appropriate, they argue, because it takes account of the fact that, if Quickturn does not make a sale, it does not incur the variable costs of production, but does incur fixed costs like overhead, sales and administrative expenses. In addition, to account for this lost sales revenue, Quickturn argues that some amount should be added to the bond to account for price erosion and the other aspects of the irreparable harm to Quickturn that would result from respondents' sales of infringing devices.

------------------------------
24 Id. This bonding standard for temporary relief investigations is new and became part of section 337 through the URAA amendments to the statute. Previously, the Commission set a respondent's bond by taking into account, among other things, the amount that would offset any competitive advantage to the respondent resulting from the respondent's alleged unfair

         The IA argued that complainant has not provided sufficient justification for the proposed 100 percent bond. Instead, the IA noted that, although the evidence does not lend itself to a ready quantification of the amount of bond that would compensate complainant for the harm to it, there is at least evidence as to an amount that would tend to counteract any price erosion caused by respondents. Accordingly, the IA proposed that the bond should be set in an amount equal to the difference between the discounts Quickturn typically offers in the absence of emulation competition (10 percent) and the discounts Quickturn offers when faced with competition from Mentor and Meta (40 percent). Thus, the IA argued that respondents should be subjected to a bond of 30 percent of the entered value of each Meta emulator imported during the temporary relief period.

         We disagree with the ALJ's recommendation that 25 percent is an appropriate bond rate for respondents. The ALJ based this recommendation essentially on the extent of price erosion that respondents caused Quickturn to endure in the U.S. market.25 The method used by the ALJ (and supported by the IA) - setting the bond amount based on evidence of price suppression - is the approach traditionally taken by the Commission in setting bond for the Presidential review period in permanent section 337 investigations. We do not believe, however, that, in the context of the temporary relief phase of this investigation, this approach satisfies the new statutory requirement that the amount of the bond be "sufficient to protect the complainant from any

------------------------------
    method of competition or unfair acts in the importation or sale of the articles in question. See 19 C.F.R. ss.210.50(a)(3).

25 This figure is supported by evidence presented at trial. In the one case of head-to-head competition in the U.S. between Quickturn and Mentor, Mentor's final quote was $633,000, compared to Quickturn's final quote of $490,000. Quickturn's initial quote on this sale was its list price of $650,000. Consequently, for this sale Quickturn, discounted about 25 percent off its list price.

injury."26 As the ALJ found, Quickturn's potential harm from the sale of respondents' accused devices goes well beyond this price erosion. We believe that this new statutory requirement directs that respondents' bond should more closely approximate this potential harm to Quickturn.

         Although such an analysis is, by its very nature, difficulty to quantify, it is reasonable to conclude that the potential harm to Quickturn is greater than the extent of the price erosion alone. As complainant points out, it loses all the revenues it would have garnered from each sale, not just the amount represented by the price erosion. The principal harm to Quickturn from that lost revenue is the long-term impact on Quickturn's research and development efforts. As noted above, Quickturn is a relatively small, single product company competing in the rapidly evolving hardware logic emulation market. As such, even a single lost sale to an accused device could have a significant and long-term negative impact on Quickturn's ability to compete.

         In these circumstances, while any bond amount cannot capture precisely the full extent of any such long-term impact on Quickturn from sales of the accused devices, there is evidence that Quickturn allocates approximately 18 percentage of gross revenues to research and development. Accordingly, we have set respondents' bond at 43 percent of the entered value of the Meta devices, reflecting 25 percent for the price erosion that the sale of an infringing Meta device causes and an additional 18 percent to compensate Quickturn for the impact of such sales on its research and development budget.

---------------------------------
26   See, e.g., Certain Nonwoven Gas Filter Elements, 11 ITRD 1391, 1399 (1988).

                                                                       EXHIBIT D

                   CONTAINS CONFIDENTIAL BUSINESS INFORMATION

                  UNITED STATES INTERNATIONAL TRADE COMMISSION
                                Washington, D.C.



In the Matter of

CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND       Investigation No. 337-TA-383
COMPONENTS THEREOF



                  Final Initial and Recommended Determinations

                  Pursuant to the Notice of Investigation (61 Fed. Reg. 9486) (March 8, 1996), this is the administrative law judge's final initial determination, under Commission rule 210.42. The administrative law judge, after a review of the record developed, finds that a violation of section 337 of the Tariff Act of 1930, as amended (19 U.S.C.Section 1337) by respondents Mentor Graphics Corporation, Inc. (Mentor) and Meta Systems (Meta) has occurred.

                  This is also the administrative law judge's recommended determination on remedy and bonding, pursuant to Commission rule 210.42(a)(1)(ii). The administrative law judge recommends that the Commission issue a limited exclusion order and a cease and desist order directed to respondents Mentor and Meta, and further recommends a bond of 180% during Presidential review.

law judge finds that complainant has established the technical prong of the domestic industry requirement.

VII.     Bonding Recommendation

                  During the period of Presidential review of a Commission determination on permanent relief, respondents are entitled to import the articles subject to the exclusion order or cease and desist order under a bond "sufficient to protect the complainant from any injury." 19 U.S.C.Section 1337(j)(3); 19 C.F.R.Section 210.50. Complainant argued that the bond during Presidential review should be set a minimum of 106% of the entered value of any emulation products imported or involved in action prohibited by the PCDO by respondents, and to "more adequately" protect complainant from harm, should be set at 353% of entered value (CBr at 138-139). Respondents argued that the facts warrant a bond no greater than 10% (RRBr. at 24). The staff argued that the bond should be 43% of the sales price of the imported product, which would be equivalent to a bond of about 180% of the entered value to account for the disparity between entered value and sales price (SRBr. at 18).

                  The Commission has previously determined in this investigation that price erosion alone is not sufficient to protect Complainant from harm under the circumstances of this case. See Comm'n Op. on Remedy, The Public Interest, And Bonding at 19-21 (August 12, 1996). The administrative law judge therefore finds that respondents' proposed bond of 10% would be inadequate to "protect the complainant from any injury" as required by section 337(j)(3) and Commission rule 210.50.

                  The staff argued that the Commission's methodology for calculating the temporary relief bond, which was also geared to protecting Complainant from harm, is legally and factually sound, except that it did not take into account the difference between entered value and actual prices. The TEO bond imposed by the Commission reflected 25 percent for price erosion caused by the sale of infringing Meta emulation systems and 18 percent for the impact of infringing sales on revenues available for Quickturn to invest in research and development. See Comm'm Op. on Remedy and Bonding at 21. The administrative law judge finds that this method of calculating the appropriate bond for the Presidential review period is appropriate. He further finds that it is also necessary to factor in the difference between entered value and sales prices, because the entered value of the accused Meta systems and components thereof is much less than the actual sales price. See SX-21. For example, the entered value of the National Semiconductor emulation system imported under the TEO bond was $169,734.00, compared to a sales price from Mentor to National Semiconductor of $498,648.00, resulting in entered value being 34% of sales price. (FF 516). The sales price of the Design M Card (part no. 061203) in the National Semiconductor system was $17,908.00, while the equivalent entered value was reported as $3,873.00, resulting in entered value being 22% of the sales price. (FF 518). The sales price of the Logic Card HW (part no. 061202) in the National Semiconductor system was $9,945.00, while the equivalent entered value was reported as $2,365.00, resulting in entered value being 24% of the sales price. (FF 520). Thus, the evidence of record shows that respondents are reporting entered values of Meta systems and components thereof imported under the TEO at less than the sales price of the imported products (FF 516-520). Moreover, respondents have publicly represented that the 43% bond now in place has no effect on their ability to make products available in the U.S. market (FF 522). In addition, the record shows that complainant has sustained actual harm during the pendency of this investigation due to lost sales to respondents, in spite of the current 43% TEO bond (FF 523-527).

                  Based on the present record, the administrative law judge recommends that a bond in the amount of 180% of entered value should be imposed during Presidential review.

VIII.    Remedy Recommendation

                  Complainant argued that the administrative law judge should recommend a permanent exclusion order (PEO) and a permanent cease and desist order (PCDO), as set forth in the attachments to complainant's post hearing brief (CBr at Exhibit 1 and Exhibit 2).38 Complainant argued that the language of any PEO and PCDO should broadly provide for exclusion of infringing systems; and that they should not be limited to only those upon which the finding of violation was made, but should include existing and future infringing systems upon which no specific finding has been made, including redesigned systems (CBr at 109). The staff

-------------------------------
38 Complainant has not requested a general exclusion order (CBr at 112).

argued that a permanent limited exclusion order should be entered against respondents that would cover respondents' emulation systems that infringe the patents in issue and components thereof; and that a cease and desist order should be entered against respondents directed to Mentor's importation and sales activities involving the imported goods (SBr at 102). Respondents argued that while they would not challenge an exclusion order limited to "Meta logic boards, Meta-128 chips or Meta MDC chips," the remedies recommended by complainant and the staff are beyond the Commission's statutory authority (RRBr. at 1). Intervenor Bull argued that any grant of permanent relief sought by complainant PEOTr. 1144). Benchmark Electronics has been given engineering documents that have come from France with regard to the SimExpress system. (Dalio PEOTr. 1155-56). Benchmark has been provided by Mentor, by paper copies and electronic means, mechanical drawings, PCB design information, component lists, description of the plastic skin that goes on the outside of the box, and paint chips for the column, to assist it in U.S. manufacturing. (Dalio Depo. (3/4/97), CX-480 at 60-62). Some of the information that was provided to Benchmark Electronics from France includes printed circuit board design information in electronic file format, FTP'd from the engineering computer systems in France and now stored on disks in various locations, depending on who needs it, for Benchmark to produce printed circuit board layouts. (Dalio PEOTr. 1158). Engineering information that has been imported into the United States to enable U.S. operations on the Meta 1 include specifications, drawings, geometrical data for board layouts, and net lists. (Carpenter Depo. (2/4/97), CX-479, at 32). Receipt of technical materials from France has facilitated the production of the SimExpress emulation system in the United States. (Dalio PEOTr. 1144).

                  516. The price of the two-rack SimExpress system, manufactured in France and sold to National Semiconductor was approximately $500,000.00. (Carpenter PEO Tr. 996-997; Folsom PEO Tr. 1555-56). The sales price of Mentor Graphics to National Semiconductor for the 2 base (rack) emulation system sold to National Semiconductor in 1997 was US $498,648.00. (SX21, Invoice No. 273383 dated February 25, 1997, with Shipment ID Number 1134155). The U.S. Customs entered value of the 2 base (rack) system sold by Mentor to National Semiconductor in 1997 was 975,763.80 French francs, which at the applied exchange rate of one

French franc equal to US $0.174307, equaled a total entered value (TEV) of US $169,734.00. (SX21, Entry No. 1205902-6, and Meta Systems Invoice dated February 17, 1997, between Meta Systems and Mentor Graphics, with customer designation 200860 and Purchase Order Number 67584 NATIONAL SEMIC).

                  517. A component of the SimExpress (Meta) emulation system - the I/O Card HW with part number 061205 - was sold on August 7, 1996 to UB Networks by Mentor for US $11,095.00 per unit, and on August 2, 1996, the same type of part with part number 061205 was sold by Mentor Graphics (Netherlands) B.V. to Mentor Graphics with a declared entered customs value of US $3,979.94 per unit. (SX21, Document bearing Shipment I.D. Number 1130121, and Entry No. 1500344-3 and Mentor Graphics(Netherlands ) B.V. invoice dated August 2, 1996, bearing customer order number DS59210).

                  518. A component of the SimExpress (Meta) emulation system - Design Memory Card with part number 061203 - was sold on October 30, 1996 to UB Networks by Mentor for US $17,900.00 per unit. On August 2, 1996, the same type of part with part number 061203 was sold by Mentor Graphics (Netherlands) B.V. to Mentor Graphics with a declared entered customs value of US $6,415.61 per unit; and on February 17, 1997, was sold by Meta Systems to Mentor Graphics as part of the National Semiconductor system for 22,221.00 French francs, with an equivalent declared entry value of US $3,873.28 at an exchange rate of one French franc equals US $0.174307. (SX21, Document bearing Shipment I.D. Number 1131972, and Entry No. 150344-3 and Mentor Graphics (Netherlands) B.V. invoice dated August 2, 1996, bearing customer order number DS59210; and Document bearing Shipment I.D. Number 1134155, and Entry No. 1205902-6 and Meta System Invoice dated February 17, 1997, with Purchase Order Number 67584 NATIONAL SEMIC).

                  519. A component of the SimExpress (Meta) emulation system - the I/O POD Unit with part number 061206 - was sold on August 7, 1996 to UB Networks by Mentor for US $608.00 per unit, and on August 2, 1996, the same type of part with part number 061206 was sold by Mentor Graphics (Netherlands) B.V. to Mentor Graphics with a declared entered customs value of US $218.46 per unit. (SX21, Document bearing Shipment I.D. Number 1130121, and

Entry No. 1500344-3 and Mentor Graphics (Netherlands) B.V. invoice dated August 2, 1996, bearing customer order number DS59210).

                  520. A component of the SimExpress (Meta) emulation system - the Logic Card HW with part number 061202 - was sold on February 25, 1997, as part of an emulation system, to National Semiconductor by Mentor Graphic for US $9,945.00, and the same part was sold on February 17, 1997, by Meta systems to Mentor Graphics for 13,566.13 French francs, with an equivalent declared value as part of the system of $2,365.00 at an exchange rate of one French franc equals US $0.174307. (SX 21, Document bearing Shipment I.D Number 1134155, and Entry No. 1205902-6 and Meta System Invoice dated February 17, 1997, with Purchase Order Number 67584 NATIONAL SEMIC).

                  521. The U.S. list prices of Mentor in September 1996 for: A SimExpress POD unit (part no. 061206) was $870.00; a Design Memory Card 64M (part no. 061203) was $25,550.00; and an I/O card (part no. 061205) was
$15,850.00).

                  522. Mentor Graphics Corporation, in a press release dated August 7, 1996 asserted "This week, the ITC affirmed that Mentor Graphics will have to post a 43 percent bond with U.S. Customs for each SimExpress unit imported into the country . . . . The bond will not have any impact on product availability in the United States and will not impact current product pricing globally." (CX-443).

                  523. Quickturn product sales expectations fell short of their goals in the first quarter of 1997 primarily because customers at the end of the quarter had prolonged their decisions to buy emulation based on the evaluations of the Mentor/Meta product line. (Jordan, Tr. 684). The customers that delayed their purchase decisions due to Mentor/Meta included VLSI Logic in Santa Clara and in Phoenix, Motorola in Phoenix and Austin, Texas, Lucent Technologies in Chicago and New Jersey, and Texas Instruments in Dallas and Houston. (Jordan, Tr. 684-87). Quickturn's anticipated revenue for Q-1 1997 from VLSI, Motorola, Lucent Technology and Texas Instruments was in excess of $4 million. (Jordan, Tr. 687).

                  524. Quickturn reported a loss per share of between 10 and 13 cents per share on April 1, 1997. (CX-533). On April 1, 1997, Quickturn's stock opened at 18 and a half and the price dropped 50 percent to 8 7/8 or 8 3/4. (Jordan, Tr. 707).

                  525. Quickturn forecasted that VLSI's initial sale would be over one million dollars, and that VLSI would produce several million dollars in revenue for the provider of emulation systems. (Jordan, Tr.
688, 707).

                  526. Quickturn believes that Motorola, Lucent Technologies and Texas Instruments could easily spend 4 to 5 million dollars a year in emulation technology. (Jordan, Tr. 708).

                  527. If Quickturn loses the Motorola and Texas Instruments emulation revenues, it could severely impact the company's ability to continue R & D funding and servicing of existing customers. (Jordan, Tr. 708).

                  528. Mentor Graphics has indemnified U.S. purchasers or potential purchasers of Meta (SimExpress) emulation systems. (Folsom PEO Tr. 1530; CX-436). Thus, Mentor's standard policy with all of its customers is to indemnify them for patent infringement risks; it did this with National Semiconductor. (Carpenter Depo. (2/4/97), CX-479, at 34, 92-93). CX-413 is a Mentor Graphics indemnification to UB Networks for patent infringement which explicitly states that ". . . Mentor Graphics assumes the risk of patent infringement."

                  529. Mentor has agreed to indemnify Bull H.N. for its use of a SimExpress system, including any direct, indirect or consequential damages resulting from this ITC investigation. (Carpenter PEO Tr.
1033-1034; Giordano Depo. (8/20/96), CX-481 at 73).

                  530. There are Meta machines that are in inventory in the United States that are available for sale to customers. (Reblewski, PEO Tr. 2883-84). Mr. Reblewski estimating that maybe 15 imported Meta machines are currently in inventory in the United States. (Reblewski, PEO Tr. 2894-2896).

                  531. Butts earliest conceptions relating to the reprogrammable interconnect architecture disclosed in the specification maturing as the `496 and `473 patents occurred between August and October 1987, and were recorded in a paper that he wrote for Mentor entitled Reconfigurable Hardware for Logic
Simulation: Description of Concept dated October 5, 1987. (Butts, CX-210, Attachment N at QM54323, QM54337).

                  532. Butts' October 5, 1987 paper described a network of reconfigurable logic chips interconnected by their I/O pins. Butts stated under other in his affidavit to the Patent Office that he "specifically had in mind using the reprogrammable electrical conductors in at least some of the reconfigurable logic array chips to provide programmable routing resources for interconnecting other reconfigurable logic array chips." (Butts, CX-210, Attachment N at QM54324 QM54337).

                                                                       EXHIBIT E

                   CONTAINS CONFIDENTIAL BUSINESS INFORMATION
                           SUBJECT TO PROTECTIVE ORDER

                  UNITED STATES INTERNATIONAL TRADE COMMISSION
                                Washington, D.C.



In the Matter of

HARDWARE LOGIC EMULATION SYSTEMS AND COMPONENTS   Investigation No. 337-TA-383
THEREOF                                           (Sanctions Proceeding and Bond
                                                  Forfeiture/Return Proceeding)

                   JOINT MOTION OF COMPLAINANT AND RESPONDENTS
                  FOR DETERMINATIONS CONCERNING (1) THE PRECISE
                DOLLAR AMOUNT OF SANCTIONS TO BE AWARDED PURSUANT
          TO THOSE PORTIONS OF ORDER NO. 96 ADOPTED BY THE COMMISSION,
                AND (2) THE PRECISE DOLLAR AMOUNT OF RESPONDENTS'
          TEMPORARY RELIEF BOND WHICH IS TO BE FORFEITED TO COMPLAINANT

COMPLAINANT                                  RESPONDENTS
------------                                 -----------
Quickturn Design Systems, Inc.               Mentor Graphics Corp.
55 W. Trimble Road                           8005 S.W. Boeckman Road
San Jose, California  94043                  Wilsonville, Oregon  97070
(415) 967-3300

                                             Meta Systems
                                             4 Rue Rene Razel
                                             91400 Saclay, France

                                             INTERVENOR

                                             Bull HN Information Systems, Inc.
                                             300 Concord Road
                                             Billerica, Massachusetts

                  Complainant Quickturn Design Systems, Inc. and Respondents Mentor Graphics Corporation and Meta Systems hereby jointly move the Administrative Law Judge for issuance of initial determinations concerning the precise dollar amounts of two matters which the Commission has referred to the Administrative Law Judge. Complainant and Respondents base this motion on the Stipulation Agreement Regarding Liquidated Damages, executed by the parties and made effective as of July 9, 1998, which is attached hereto as Exhibit A.

                  On March 6, 1998, the Commission issued its order regarding Order No. 96 in which the Commission remanded this Investigation to the Administrative Law Judge for appropriate proceedings and for the issuance of an initial determination on the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission, and to specifically identify those counsel liable for payment of the sanctions to be awarded.

                  On April 28, 1998, the Commission referred to the Administrative Law Judge Complainant's motion, filed on February 26, 1998, for forfeiture of Respondents' bond posted during the temporary relief and presidential review periods of this Investigation, and Respondents' motion, filed on March 13, 1998, for return of those bonds.

                  With respect to the above-mentioned matters, both Complainant and Respondents wish to conserve resources by stipulating to the precise dollar amounts which the ALJ has been ordered to determine. Accordingly, Complainant and Respondents have executed a Stipulation Agreement Regarding Liquidated Damages, made effective July 9, 1998, in which they stipulate that (1) the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission shall for all purposes be found equal to $425,000.00 and (2) Quickturn's entitlement to forfeiture of Respondents' temporary relief bonds shall for all purposes be found equal to $425,000.00.1 See Exhibit A.

                  In view of the stipulated agreement between Quickturn and Mentor regarding the two matters which have been referred to the Administrative Law Judge, Complainant and

----------------------------
1 Respondents have represented through counsel that no imports or other actions subject to bonding under the Commission's permanent relief orders have occurred, and thus no forfeiture amount is provided for any permanent relief bonds.

Respondents respectfully request the Administrative Law Judge to issue initial determinations that (1) the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission shall for all purposes be found equal to $425,000.000, and (2) Complainant's entitlement to forfeiture of Respondents' temporary relief bonds shall for all purposes be found equal to $425,000.00

                                       Respectfully submitted.

                                       F. David Foster
                                       Sturgis M. Sobin
                                       ABLONDI, FOSTER, SOBIN
                                       & DAVIDOW, P.C.
                                       1150 Eighteenth Street, N.W., Ninth Floor
                                       Washington, D.C.  20036
                                       (202) 296-3355

Dated        July 10, 1998             By:     /s/ David Foster
      ---------------------------         ---------------------
                                               F. David Foster
                                               Attorneys for Complainant
                                               QUICKTURN DESIGN SYSTEMS, INC.

                                       Gary M. Hnath
                                       VENABLE, BAETJER, HOWARD
                                       & CIVILETTI, LLP
                                       1201 New York Avenue, N.W., Suite 1000
                                       Washington, D.C.  20005-3917
                                       (202) 962-4800

Dated        July 10, 1998             By:     /s/ Gary Hnath
      ----------------------------        -------------------
                                               Gary M. Hnath
                                               Attorneys for Respondent
                                               MENTOR GRAPHICS CORPORATION
                                               and META SYSTEMS

                                    EXHIBIT A

                        CONFIDENTIAL BUSINESS INFORMATION
                           SUBJECT TO PROTECTIVE ORDER

               STIPULATION AGREEMENT REGARDING LIQUIDATED DAMAGES

                  Whereas Complainant Quickturn Design Systems, Inc. ("Quickturn") on the one hand and Respondents Mentor Graphics Corporation and Meta Systems, Inc. (collectively "Mentor") on the other hand wish to conserve resources by stipulating certain monetary matters at issue in the International Trade Commission proceedings entitled Certain Hardware Logics Emulation Systems And Components Thereof, Inv. No. 337-TA-383.

         1. Quickturn and Mentor hereby stipulate that the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission shall for all purposes be found equal to $425,000.00.

         2. Quickturn and Mentor hereby stipulate that Quickturn's entitlement to forfeiture of Respondents' temporary relief bonds shall for all purposes be found equal to $425,000.00.


         3. In order to implement the foregoing stipulations, Quickturn and its officers, directors, employees, agents, parents, subsidiaries, affiliates, predecessors, successors, assigns and its former and present counsel in this investigation, and Mentor and its officers, directors, employees, agents, parents, subsidiaries, affiliates, predecessors, successors, assigns and its former and present counsel in this investigation, hereby agree:


            a. Within 3 days of execution of this Stipulation Agreement, Quickturn and Mentor will submit to the Administrative Law Judge a joint motion for recommended determinations that (i) the precise dollar amount of the sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission is $425,000.00, and that (ii) Quickturn is entitled to forfeiture of Respondents' temporary relief bond in the amount of $425,000.00.

            b. Within 10 days of entry of a final Commission determination adopting the stipulated value of the monetary sanctions and the stipulated value of the bond forfeiture, Mentor will pay Quickturn the sum of the stipulated dollar values.


            c. Within 10 days of payment of the stipulated dollar values, Quickturn and Mentor will file with the Commission a joint motion for termination of the monetary sanctions and bond forfeiture proceedings, Quickturn's consent to the release of Respondents' temporary relief bonds, and a public version of the Stipulation Agreement. Mentor will withdraw or seek dismissal of its appeal of the Commission's order to modify the amount of Respondents' temporary relief bond, Federal Circuit Docket Nos. 98-1088 and 98-1158.

            d. Payment of any award of compensatory (as opposed to enhanced) damages to Quickturn by Mentor in the pending District Court actions with Mentor shall be reduced by the amount of the stipulated forfeiture value of Respondents' temporary relief bond that is paid to Quickturn in the present Investigation, but only up to the actual amount of compensatory damages awarded to Quickturn.

            e. Subject to the appeal of the allowability of sanctions (as opposed to the amount), Mentor will abandon that portion of any pending appeals, and will not further appeal, any Commission determination specifying the amount of monetary sanctions and the forfeiture of Respondents' temporary relief bonds.

            f. Quickturn will not argue that this Stipulation and/or Mentor's election not to appeal any Commission determination regarding the amount of monetary sanctions or forfeiture of Respondents' temporary relief bond is relevant to any issue, or has any preclusive effect, in its District Court actions with Mentor.

            g. If Mentor elects to appeal the Commission's determination to award monetary sanctions against Mentor for discovery abuse, and as a result of such appeal the Commission's determination to award monetary sanctions is reversed or vacated, Quickturn will refund to Mentor within 10 days of such order becoming final and nonappealable the entire $425,000.00 paid by Mentor as the stipulated monetary sanction.

            h. Quickturn and Mentor shall treat the terms of this Stipulation Agreement as Confidential Business Information, subject to the protective order entered in the International Trade Commission investigation, until Mentor pays the stipulated sums to Quickturn. If Quickturn and Mentor are unable to agree upon the preparation of a public version of the Stipulation Agreement, that issue shall be resolved by motions for declassification to the Administrative Law Judge.

            i. This Stipulation Agreement and all actions thereon shall be governed by the laws of California.

            j. This Stipulation Agreement is effective as of July 9, 1998.

---------------------------------            /s/ Dean Freed
Raymond K. Ostby, Vice President             ----------------------------------
and Chief Financial Officer                  Dean Freed, Vice President and
Quickturn Design Systems, Inc.               General Counsel
July __, 1998                                Mentor Graphics Corporation
                                             July 8, 1998

                                             /s/ Bernd Braune
                                             ----------------------------------
                                             Bernd U. Braune, Director
                                             Meta Systems, Inc.
                                             July __, 1998

                                                                       EXHIBIT F

                        CONFIDENTIAL BUSINESS INFORMATION
                           SUBJECT TO PROTECTIVE ORDER

                  UNITED STATES INTERNATIONAL TRADE COMMISSION
                                Washington, D.C.

                         Before Administrative Law Judge
                                 Paul J. Luckern



In the Matter of

CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND            Inv. No. 337-TA-383
COMPONENTS THEREOF                                      (Ancillary Proceedings)



                  COMMISSION INVESTIGATIVE STAFF'S RESPONSE TO
               JOINT MOTION FOR DETERMINATIONS OF (1) THE PRECISE
                DOLLAR AMOUNT OF SANCTIONS TO BE AWARDED PURSUANT
          TO THOSE PORTIONS OF ORDER No. 96 ADOPTED BY THE COMMISSION,
               AND (2) THE AMOUNT OF RESPONDENTS' TEMPORARY RELIEF
                  BOND WHICH IS TO BE FORFEITED TO COMPLAINANT

                  On July 10, 1998, Complainant Quickturn Design Systems, Inc. and Respondents Mentor Graphics Corp. and Meta Systems filed a joint motion for a determination of the dollar value of the sanctions awarded Quickturn by the Commission, and the dollar value of Respondents' temporary relief bond that should be forfeited to Complainant. Motion Docket No. 383-145 ("Joint Motion"). The Joint Motion is based upon an attached Stipulation Agreement Regarding Liquidated Damages between Quickturn, Mentor, and Meta that is intended to conclude the Commission proceedings in this investigation.1 The movants have stipulated that the amount the Respondents will pay Complainant for the sanctions is $425,000 and the amount of bond that Respondents will forfeiture to Complainant will also be $425,000. Because the Joint Motion and Stipulation Agreement will achieve the principal objectives of the

-----------------------
1 The Stipulation Agreement at Sec. 3(e) provides that no appeal will be lodged against a Commission determination adopting the stipulated sanctions and bond forfeiture dollar values. However, the Stipulation Agreement does not prohibit an appeal of the underlying award of monetary sanctions. Id.

sanctions and bond forfeiture proceedings, and will conserve litigant and Commission resources, the Staff supports entry of a recommended determination adopting the stipulated sanction and bond forfeiture dollar values.

I. STATUS OF THE INVESTIGATION AND ANCILLARY PROCEEDINGS

                  The underlying investigation was instituted on March 8, 1996, based upon a complainant and motion for temporary relief filed on January 26, 1996 by Quickturn. 61 Fed. Reg. 9486. The products at issue are hardware logic emulation systems that are used in the semiconductor manufacturing industry to design and test the electronic circuits of semiconductor devices.

                  On July 8, 1996, the Administrative Law Judge issued an initial determination granting the motion for temporary relief. Order No. 34. On August 5, 1996, the Commission determined not to modify or vacate the ID, issued a temporary limited exclusion order against respondents and a temporary cease and desist order against Mentor, and determined that Respondents' temporary relief bond should be 43 percent of the entered value of imported hardware logic emulation systems and components thereof.2

                  On July 31, 1997, the Judge issued a final ID finding Respondents in violation of Section 337 by infringement of all five of Quickturn's asserted patents. On October 2, 1997, the Commission determined not to review the Judge final ID. On December 3, 1997, the Commission issued a permanent limited exclusion order against Respondents' imported hardware logic emulation systems, and a cease and desist order directed to Respondent Mentor.

                  On July 31, 1997, the Judge also issued Order No. 96 finding that Respondents had engaged in discovery abuses and abuse of process justifying the imposition of adverse inferences of fact and monetary sanctions. On March 6, 1998, the Commission denied

-----------------------------
2 On September 24, 1997, the Commission granted Complainant's motion to modify Respondents' temporary relief bond by retaining the 43 percent bond when the entered value of the imported articles was appraised at transaction value, but increased the bond to 180 percent of the entered value when the articles are appraised at other than transaction value. Certain Hardware Logic Emulation Systems. Modification of Temporary Relief Exclusion Order, U.S.I.T.C. Pub. No. 3074 (Nov. 1997).

Respondents' appeals of Order No. 96, except as to two identified motions, and remanded to the Judge the issue of the precise dollar value of sanctions to be awarded Complainant.

                  On April 28, 1998, the Commission also referred to the Administrative Law Judge Complainant's February 21, 1998 motion for forfeiture of Respondents' bonds, and Respondents' March 13, 1998 cross motion for return of their bonds.

II.      DOLLAR VALUE OF AWARDED SANCTIONS

                  Upon adopting certain portions of Order No. 96 awarding to Complainant unspecified monetary sanctions for Respondents' discovery abuses, the Commission remanded the sanctions proceedings to the Administrative Law Judge and directed that he issue an initial determination within six months in accordance with the following instructions:

                  6. The initial determination, which is to be consistent with order No. 96, shall rule on the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission and shall specifically identify those counsel liable for payment of the sanctions to be awarded.

Notice of Commission Decision Regarding Appeals of ALJ Order No. 96, Order at 2 (March 6, 1998). Thus, the initial determination should determine the dollar value of the awarded monetary sanctions, as well as who is liable for the payment of those sanctions.

                  A primary objective of monetary sanctions for abuse of Commission discovery process is to deter future abuses. Thus, in this investigation, an important goal in setting the amount of sanctions is that the dollar value of the sanctions should off-set any advantage Respondents may have gained from the sanctioned discovery abuses. Another goal is to compensate Complainant for the costs it incurred in overcoming those abuses. The stipulated sanctions amount of $425,000 is a substantial sum that Complainant apparently believes is sufficient, in combination with the non-monetary sanctions, to off-set any financial or tactical advantages that Respondents might have gained from their discovery abuses, and that is sufficient to compensate Complainant for its costs and fees incurred as a result of the sanctionable conduct.3 In addition, the fact that the dollar value of the sanctions was resolved by

------------------------------
3 The Staff notes that the stipulated monetary sanction of $425,000 is reasonably close to the $482,502 of costs and fees sought by Complainant. Memorandum In Support of Complainant's Detailed Declarations Concerning the Precise Amount of Monetary Sanctions
agreement between Complainant and Respondents indicates that the amount is appropriate, taking into consideration the parties' substantial incentive to avoid the expense of further proceedings.

                  The Commission also indicated that the Judge's initial determination should decide which, if any, attorneys should be liable for the payment of the sanctions to be awarded. Under the parties' stipulation, however, none of Respondent counsel are held liable for the payment of sanctions, inasmuch as Respondents Mentor Graphics and Meta Systems have assumed liability for payment of the stipulated sanctions value of $425,000.
Stipulation Agreement at P.  3(b).4

                  Because the public interest favors expeditious proceedings and the conservation of resources that might otherwise be consumed in protracted sanctions proceedings,5 and because the objectives of the Commission's monetary sanctions awards appear to be served by the stipulated dollar values, the Staff supports the Joint Motion with respect to the monetary sanctions issues.

III.     DOLLAR VALUE OF RESPONDENTS' BOND FORFEITURE

                  The Judge has been directed to issue, within nine months, an initial determination concerning Complainant's motion for forfeiture of Respondents' bonds and Respondents' cross

-----------------------------
     To be Awarded Against Respondents and Certain Ones of Their Counsel at Attachment 1 (April 2, 1998).

4 Respondent's assumption of the liability for payment of the sanctions award will also save the Commission considerable resources in investigating and resolving the difficult issues of identifying specific individuals would be held liable for payment if the matter was contested and the foreseeable time and expense of actually assuring payment. Accordingly, it appears that the Commission's interest in assuring payment of its sanctions award will be met by a determination that Mentor Graphics and Meta Systems have assumed that liability. Respondents' trial counsel, Brobeck Phleger & Harrison, LLP and all counsel from that firm who submitted a notice of appearance in the investigation were also made parties to the remanded sanctions proceedings. Remand Order at P. 9(d). While the Brobeck attorneys are not parties to the Joint Motion or to the Stipulated Agreement regarding Liquidated Damages, it does not appear they any further determinations with respect to those attorneys are necessary to disposition of this matter because the Commission will have no need to seek payment of the stipulated sanctions amount from those attorneys.

5 Because Respondents payment of the stipulated sanctions to Complainant is a condition precedent to their submission of a joint motion to terminate the sanctions proceedings, the Commission is assured that no further proceedings will be necessary to compel actual payment of the awarded sanctions.

motion for return of their bonds.6 The initial determination should decide whether Respondents' bonds should be forfeited, in whole or part, to Complaint or returned to Respondent.

                  The Joint Motion seeks a determination that Complainant is entitled to forfeiture of Respondents' bond in the amount of $425,000, and that all bonds posted in excess of that amount should be returned to Respondent. Joint Motion at 2; Stipulation Agreement at P. 3(c). The statutory purpose of requiring such bonds is to protect Complainant from any injury due to importations and sales of infringing goods during the pendency of the investigation. 19 U.S.C. ss.1337(e)(1). Complainant's agreement to the stipulated bond forfeiture amount is a compelling basis to concluding that Complainant is adequately protected from injury by Respondent's transactions. The stipulated forfeiture value will avoid a potentially costly and prolonged proceeding to determine the actual extent of injury Complainant has sustained from Respondents' importations and sales under bond, and will also obviate proceedings regarding the proper valuations of those importations and sales. Moreover, the Stipulation Agreement provides that Respondents shall directly pay the bond forfeiture amount to Complainant as a condition precedent to termination of the investigation and to Complainant's consent to return of all bonds posted by Respondents, thereby avoiding any need to actually conduct a bond forfeiture. Accordingly, the Staff supports a determination that Complainant is entitled to forfeiture of Respondents' bond in the amount of $425,000 (to be paid directly by Respondents to Complainant) and that Respondents are entitled to return of any bonds posted in excessive of the amount (or, assuming Respondents' direct payment of $425,000 to Complainant, return to Respondent of the entirety of its bonds).

-------------------------------
6 Notice of Referral to Administrative Law Judge of Complainant's Motion for Forfeiture of Respondents Bonds and Respondents' Motion For Return Of Their Bonds, attached Order (April 28, 1998). The Joint Motion indicates that only Respondents' temporary relief bonds are at issue inasmuch as no importation or other actions subject to bond have taken place since the entry of the permanent relief orders. Joint Motion at 2-3 and n.1.

                   Page May Contain Confidential Information

                  For the reasons stated above, the Staff supports the Joint Motion for an initial determination adopting the stipulated dollar value of the sanctions award and the stipulated value of the bond forfeiture.
                                                     Respectfully submitted,


                                        /s/Lynn Levine
                                    -------------------------------------------
                                    Lynn I. Levine, Director
                                    T. Spence Chubb, Supervisory Attorney
                                    Thomas L. Jarvis, Investigative Attorney
                                    Christine E. Lehman, Investigative Attorney

                                    Office of Unfair Import Investigations
                                    U.S. International Trade Commission
                                    (202) 205-2568
July 20, 1998

                   Page May Contain Confidential Information

Certain Hardware Logic Emulation Systems
And Components Thereof.                                     Inv. No. 337-TA-383

                             Certificate of Service

                  I hereby certify that copies of the foregoing Commission Investigative Staff's COMMISSION INVESTIGATIVE STAFF'S RESPONSE TO COMPLAINANT AND RESPONDENTS' JOINT MOTION FOR DETERMINATIONS OF (1) THE PRECISE DOLLAR AMOUNT OF SANCTIONS TO BE AWARDED PURSUANT TO THOSE PORTIONS OF ORDER No. 96 ADOPTED BY THE COMMISSION, AND (2) THE AMOUNT OF RESPONDENTS' TEMPORARY RELIEF BOND WHICH IS TO BE FORFEITED TO COMPLAINANT were served by hand upon Judge Paul
J. Luckern on July 20, 1998 and upon the parties as indicated.
Counsel for Complainant Quickturn Design Systems, Inc.


By Federal Express                      By Hand
------------------                      -------
James C. Brooks, Esq.                   F. David Foster, Esq.
Lyon & Lyon                             Ablondi, Foster, Sobin & Davidow, P.C.
633 West Fifth Street, Suite 4700       1150 Eighteenth Street, NW, Ninth Floor
Los Angeles, CA  90071                  Washington, D.C.  20036
(213) 489-1600                          (202 296-3355

By Federal Express
James W. Geriak, Esq.
Lyon & Lyon
3200 Park Center Drive, Suite 1200
Costa Mesa, CA  92626
Counsel for Respondents Mentor Graphics, Corp. and Meta Systems

By Hand                                     By Federal Express
-------                                     ------------------
Gary M. Hnath, Esq.                         James L. Miller, Esq.
John M. Gurley, Esq.                        Craig Y. Allison, Esq.
Venable, Baetjer, Howard & Civiletti, LLP   Brobeck, Phleger & Harrison
1201 New York Avenue, NW, Suite 1000        Two Embarcadero Place
Washington, D.C.  20005                     2200 Geng Road
(202) 962-4800                              Palo Alto, CA  94303
                                            (650) 424-0160

By Federal Express
Robert DeBeradine, Esq.
Brobeck, Phleger & Harrison
301 Congress Ave., Suite 1200
Austin, TX  78701
(512) 479-2972
Counsel for Respondents Bull HN Information Systems, Inc.

By Hand
Thomas Graham, Esq.
Mark C. Del Bianco, Esq.
Skadden, Arps, Slagte, Meagher & Flom
1401 New York Avenue, N.W.
Washington, D.C.  20005




                                         /s/Thomas Jarvis
                                         Thomas L. Jarvis
                                         Office of Unfair Import Investigations
                                         500 E. Street, S.W. Suite 401
                                         Washington, D.C.  20436
                                         (202) 205-2568

                                                                       EXHIBIT G

                        CONFIDENTIAL BUSINESS INFORMATION

                  UNITED STATES INTERNATIONAL TRADE COMMISSION
                                Washington, D.C.



In the Matter of

CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND       Investigation No. 337-TA-383
COMPONENTS THEREOF                                 (Sanctions Proceeding and
                                                   Bond Forfeiture/Return
                                                   Proceedings)

Order No. 106: Initial Determination Terminating Sanctions Proceeding and Bond
               Forfeiture/Return Proceeding

                  On July 10, 1998 complainant Quickturn Design System, Inc. (Quickturn) and respondents Mentor Graphics Corporation and Meta Systems(Mentor) (movants) jointly moved for issuance of an initial determination concerning the precise dollar amounts related to each of the sanctions proceeding and of the bond forfeiture/return proceeding based on a "Stipulation Agreement Regarding Liquidated Damages" (Stipulation) executed by the movants and made effective as of July 9, 1998 (Exhibit A. to Motion) (Motion Docket No. 383-145).

                  Movants represented that on March 6, 1998, the Commission issued its order regarding Order No. 96 in which the Commission remanded this investigation to the administrative law judge for appropriate proceedings and for the issuance of an initial determination on the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission, and to identify specifically those counsel liable for payment of the sanctions to be awarded; and that on April 28,1998, the Commission referred to the administrative law judge complainant's Motion No. 383-141, filed on February 26, 1998, for forfeiture of respondents' bond posted during the temporary relief and presidential review periods of this investigation, and respondents' Motion No. 383-142 filed on March 13, 1998, for return of those bonds. Movants argued that they wish to conserve resources by stipulating to the precise dollar amounts which the administrative law judge has been ordered to determine and accordingly have executed the Stipulation, in which they stipulate that (1) the precise dollar amount of sanctions to be awarded pursuant to those portions of Order No. 96 adopted by the Commission shall for all purposes be found equal to $425,000.00, and (2) Quickturn's entitlement to forfeiture of the temporary relief bonds shall for all purposes be found equal to $425,000.00.1 Hence movants requested the initial determination issue to that effect.

                  The staff, in a response dated July 20, 1998, argued that because the public interest favors expeditious proceedings and the conservation of resources that might otherwise be consumed in protracted sanctions proceedings,2 and because Motion No. 383-145 including its Stipulation, will achieve the principal objectives of the sanctions and bond forfeiture proceedings, and will conserve litigant and Commission resources, it supports entry of a "recommended determination" adopting the stipulated sanction and bond forfeiture dollar values.3 The staff represented that the underlying investigation was instituted on March 8, 1996, based upon a complaint and motion for temporary relief filed on January 26, 1996 by Quickturn (61 Fed. Reg. 9486); that the products at issue were hardware logic emulation systems that are used in the semiconductor manufacturing industry to design and test the electronic circuits of semiconductor devices; that on July 8, 1996, the administrative law judge issued an initial determination (Order No. 34) granting the motion for temporary relief; and that on August 5, 1996, the Commission determined not to modify or vacate Order No. 34, issued a temporary limited exclusion order against respondents Mentor Graphics Corporation and Meta Systems and a temporary cease and desist order against Mentor Graphics Corporation and determined that a

--------------------------------
1 Mentor Graphics Corporation and Meta Systems, in Motion No. 383-145, represented through counsel that no imports or other actions subject to bonding under the Commission's permanent relief orders have occurred, and thus no forfeiture amount is provided for any permanent relief bonds. (Motion No. 383-145 at 2-3 and n.1).

2 The staff noted that because the payment by the Mentor Graphics Corporation and Meta Systems of the stipulated sanctions to complainant is a condition precedent to their submission of any joint motion to terminate the sanctions proceedings, the Commission is assured that no further proceedings will be necessary to compel actual payment of the awarded sanctions.

3 The staff noted that the Stipulation at Sec. 3(e) provides that no appeal will be lodged against a Commission determination adopting the stipulated sanctions and bond forfeiture dollar values although the Stipulation does not prohibit an appeal of the underlying award of monetary sanctions.

temporary relief bond should be 43 percent of the entered value of imported hardware logic emulation systems and components thereof.4

                  The staff has also represented that on July 31, 1997, the administrative law judge issued a final initial determination finding Mentor Graphics Corporation and Meta Systems in violation of Section 337 by infringement of all five of Quickturn's asserted patents; that on October 2, 1997, the Commission determined not to review said final initial determination; that on December 3, 1997, the Commission issued a permanent limited exclusion order against imported hardware logic emulation systems, and a cease and desist order directed to respondent Mentor Graphics Corporation; that on July 31, 1997, the administrative law judge also issued Order No. 96 finding that Mentor Graphics Corporation and Meta Systems had engaged in discovery abuses and abuse of process justifying the imposition of adverse inferences of fact and monetary sanctions; that on March 6, 1998, the Commission denied appeals of Order No. 96, except as to two identified motions, and remanded to the administrative law judge the issue of the precise dollar value of sanctions to be awarded to complainant; and that on April 28, 1998, the Commission also referred to the administrative law judge complainant's February 21, 1998 motion for forfeiture of bonds, and a March 13, 1998 cross motion for return of bonds.

                  It is argued by the staff that a primary objective of monetary sanctions for abuse of Commission discovery process is to deter future abuses and thus, in this investigation, an important goal in setting the amount of sanctions is that the dollar value of the sanctions should off-set any advantage Mentor Graphics Corporation and Meta Systems may have gained from the sanctioned discovery abuses; and that another goal is to compensate complainant for the costs it incurred in overcoming those abuses; that the fact that the dollar value of the sanctions was resolved by agreement between complainant and Mentor Graphics Corporation and Meta System indicates that the amount is appropriate, taking into consideration the parties' substantial

----------------------------
4 The staff noted that on September 24, 1997, the Commission granted complainant's motion to modify the temporary relief bond by retaining the 43 percent bond when the entered value of the imported articles was appraised at transaction value, but increased the bond to 180 percent of the entered value when the articles are appraised at other than transaction value. Certain Hardware Logic Emulation Systems, Modification of Temporary Relief Exclusion Order, U.S.I.T.C. Pub. No. 3074 (Nov. 1997).

incentive to avoid the expense of further proceedings; that while the Commission also indicated that the administrative law judge's initial determination should decide which, if any, attorneys should be liable for the payment of the sanctions to be awarded under the parties' stipulation, none of counsel for Mentor Graphics Corporation and Meta Systems are held liable for the payment of sanctions, inasmuch as respondents Mentor Graphics Corporation and Meta Systems have assumed liability for payment of the stipulated sanctions value of $425,000.00 (Stipulated of P. 3(b)).5

                  The staff, under the heading "Dollar Value of Respondents' Bond Forfeiture," argued that the administrative law judge has been directed to issue, within nine months, an initial determination concerning complainant's motion for forfeiture of bonds and the cross motion for return of their bonds;6 that the initial determination should decide whether the bonds should be forfeited, in whole or part, to complainant or returned to provider; that Motion No. 383-145 seeks a determination that complainant is entitled to forfeiture of the bond in the amount of $425,000 of Mentor Graphics Corporation and Meta Systems. (Joint Motion at 2; Stipulation at P. 3(c)); that the statutory purpose of requiring such bonds is to protect complainant from any injury due to importations and sales of infringing goods during the pendency of the investigation (19 U.S.C. Section 1337(e)(1)); and the stipulated forfeiture value will avoid a potentially costly and prolonged proceeding to determine the actual extent of injury complainant has sustained from importations and sales under bond, and will also obviate proceedings regarding the proper valuations of those

-------------------------------
5 The staff noted that the assumption of the liability for payment of the sanctions award will save the Commission considerable resources in investigating and resolving the difficult issues of identifying specific individuals that would be held liable for payment if the matter was contested, and avoid the time and expense in actually assuring payment. Accordingly, the staff argued that it appears that the Commission's interest in assuring payment of its sanctions award will be met by a determination that Mentor Graphics Corporation and Meta Systems have assumed that liability. The staff further noted that while trial counsel for respondents Mentor Graphic Corporation and Meta Systems, viz., Brobeck Phleger & Harrison, LLP and all counsel from that firm who submitted a notice of appearance in the investigation, were also made parties to the remanded sanctions proceedings it does not appear they any further determinations with respect to those attorneys are necessary for disposition of this matter because the Commission will have no need to seek payment of the stipulated sanctions amount from those attorneys.

6 Joint Motion No. 383-145 indicates that only the temporary relief bonds are at issue inasmuch as no importation or other actions subject to bond have taken place since the entry of the permanent relief orders. See n. 1 supra.

importations and sales; and that the Stipulation provides that Mentor Graphics Corporation and Meta Systems shall directly pay the bond forfeiture amount to complainant as a condition precedent to termination of the investigation. Accordingly, the staff supported a determination that complainant is entitled to forfeiture of the bond in the amount of $425,000 (to be paid directly by respondents Mentor Graphics Corporation and Meta Systems to complainant).

                  In a response dated July 20, 1998 respondents Brobeck, Phleger & Harrison, Robert Deberardine, and William L. Anthony (Brobeck) represented that Brobeck was unaware of and played no role in the negotiations that led up to Motion No. 383-145 and indeed Brobeck was (apparently inadvertently) left off the service list and was not timely served with a copy of Motion No. 383-145; that Motion No. 383-145, including the Stipulation, is entirely silent as to Brobeck; that because Brobeck has not engaged in any improper or sanctionable conduct, Brobeck does not agree that any sanctions are proper or appropriate but nevertheless understands that Mentor Graphics Corporation and Quickturn believe that ending the current sanctions and bonding proceedings would conserve the resources of the parties, the staff, and the Commission, and for that reason, Brobeck has agreed to end the current proceedings by setting an amount of the sanctions (subject to appeal regarding whether any sanctions should have been imposed at all) and the bond; that Brobeck understands that Motion No. 383-145, including the Stipulation is not to be construed as an admission by any of the respondents (Mentor Graphics Corporation, Meta Systems, Brobeck, Phleger & Harrison, Robert DeBerardine, or William L. Anthony) that any of the respondents engaged in improper or sanctionable conduct; that with respect to the portions of Motion No. 383-145, including Stipulation, dealing with sanctions, it is Brobeck's understanding from reading said motion that Brobeck is not liable for any sanctions now or in the future; and that it is Brobeck's understanding from reading Motion No. 383-145, including the Stipulation that Mentor Graphics Corporation alone is responsible for the payment of any sanctions that may be ultimately affirmed upon appellate review.

                  Brobeck argued that, with respect to the portions of the Motion No. 383-145, including its Stipulation, dealing with bond issues, Brobeck is not a party to the bond proceeding and therefore has no opposition to those portions.

                  Complainant Quickturn and respondents Mentor Graphics Corporation and Meta Systems, as stated in their joint Motion No. 383-145, wish to conserve resources by stipulating to certain precise dollar amounts which the administrative law judge has been ordered by the Commission to determine. Brobeck, on the understanding that Mentor Graphics Corporation and Quickturn believes that ending the current sanctions and bonding proceedings would conserve the resources of the parties, the staff and the Commission, has agreed to the end of the current proceedings.

                  Referring to the dollar value of awarded sanctions the administrative law judge finds that the stipulated sanctions amount of $425,000 is a substantial and appropriate sum.7 It is apparent from the stipulation that complainant believes the amount of $425,000 is sufficient, in combination with the non-monetary sanctions, to account for those discovery abuses found in Order No. 96 and adopted by the Commission in its Order which issued on March 8, 1998.8

                  With respect to the dollar value of respondents' bond forfeiture, complainant's agreement to the stipulated bond forfeiture amount of $425,000 shows that complainant believes that amount is sufficient to protect it from any injury by any transactions of respondents Mentor Graphics Corporation and Meta Systems. On that basis the administrative law judge finds that complainant is entitled to forfeiture of the bond in the amount of $425,000 to be paid directly by respondents' Mentor Graphics Corporation and Meta Systems.

                  The administrative law judge further finds that termination of the two proceedings in issue based on the Stipulation would pose no threat to the public interest. Rather the public interest is favored by the private resolution of disputes because of the resultant conservation of time and resources. See Certain Telephone Digital Added Main Line Systems, Components Thereof and Products Containing Same, Inv. No. 337-TA-400, Order No. 23 (an initial

------------------------------
7 The staff noted that the stipulated monetary sanctions of $425,000 is reasonably close to the $482,502 of costs and fees sought by complainant, citing Memorandum In Support of Complainant's Detailed Declarations Concerning the Precise Amount of Monetary Sanctions to be Awarded Against Respondents and Certain Ones of Their Counsel at Attachment 1 (April 2,
     1998).

8 The staff, in a response dated March 28, 1998 in the sanctions proceeding, waived any claims for monetary sanctions.

determination terminating the investigation) and Commission's notice not to review dated March 5, 1998.

                  Motion No. 383-145 is granted.

                  Movants have requested that any action on Motion 383-145 taken by the administrative law judge should be by initial determination. The staff however has requested that any action on Motion No. 383-145 should be by recommended determination. The Commission's order which issued March 6, 1998, in the sanctions proceeding ordered the issuance of an "initial determination" which shall be treated in the same manner as an initial determination issued pursuant to Commission rule 210.42(a)(1)(i).9 Moreover the Commission's order, which issued April 29, 1998 in the bond forfeiture/return proceeding ordered the issuance of an initial determination which pursuant to rule 210.50(d) shall have a 45-day effective date and shall be subject to review under the provisions of rules 210.42 through 210.45.10 Commission rules 210.42(d) and 210.42(h)(2) also provide that the administrative law judge shall grant any motion for termination pursuant to Commission rule 210.21, by issuing an initial determination with a 30 day effective date. Accordingly in view of the Commission's orders dated March 6, 1998 and April 29, 1998 requiring issuance of initial determinations and Commission's rule 210.42(d) as well as the substance of Motion No. 383-145, and the responses to Motion No. 383-145 the administrative law judge is granting Motion No. 383-145 via an initial determination but with a 30-day effective date.

                  This initial determination is hereby CERTIFIED to the Commission, together with supporting documentation. Pursuant to Commission rules 210.42(c) and 210.42(h)(3), this initial determination shall become the determination of the Commission within thirty (30) days after the date of service hereof unless the Commission, within 30 days after the date of such service, shall have ordered review of the initial determination or certain issues therein or by order has changed the effective date of the initial determination.

----------------------------------
9    Commission rule 210.42(a)(1)(i) relates to issues concerning violation of section 337.

10 Commission rule 210.42(c) specifically recites that the administrative law judge shall grant a motion, for forfeiture or return of respondents' bonds pursuant to Commission rule 210.50(d), by issuing an initial determination.

                  This order will be made public unless a confidential bracketed version is received no later than the close of business on July 31, 1998.



                                /s/ Paul Luckern
                                ----------------------------------------------
                                Paul J. Luckern
                                Administrative Law Judge

Issued:  July 21, 1998

                                                                       EXHIBIT H


[Exhibit consists of Customer Quotations, Purchase Orders, Department of Treasury Customs Bond Forms, Invoices, Sales Orders, Packing Lists and other documentation showing equipment imported under bond]

                                                                       EXHIBIT I


                                   LETTERHEAD
                           LAW OFFICES OF LYON & LYON



                                 August 12, 1998






                                  CONFIDENTIAL
                           SUBJECT TO PROTECTIVE ORDER


Sanjay Bhandari, Esq.                                             VIA FACSIMILE
LATHAM & WATKINS                                             NO. (650) 463-2600
75 Willow Road
Menlo Park, CA 94025

         Re:      Mentor Graphics v. Quickturn

Dear Mr. Bhandari:

         This letter is in response to your letter dated July 2, 1998,1 as well as other communications we have had since then.

         We share your sentiment that updating damages discovery in this case should be done quickly, efficiently and cooperatively. In this regard, we welcome the recent production of Mentor documents vis-a-vis a narrow group of diverted sales, as well as price quotes to certain potential customers. Before responding directly to the interrogatories set forth in your July 2, 1998 letter, we believe it would make sense to delineate the scope of relevant discovery vis-a-vis Quickturn's damages contentions.

         A.       Scope of Relevant Discovery is Not Limited To The U.S. Market

         In your July 2, 1998, and as is apparent by the price quote data provided by your most recent productions, you seem to exempt wholesale Mentor/Meta's outside of the U.S. activities from the scope of relevant discovery. The case law does not support your position.

-----------------------------
1 The lack of alacrity on our part to respond to your July 2, 1998 letter was driven by external factors, and by no means is indicative of the importance Quickturn attaches to the requested discovery from Mentor/Meta. As you know, we have spoken by telephone and discussed many interim matters prior to this letter.

Sanjay Bhandari, Esq.                                              CONFIDENTIAL
August 12, 1998                                     SUBJECT TO PROTECTIVE ORDER
Page 2

         First, with respect to lost or diverted foreign sales, under the broad holdings of King Instruments Corp. v. Perego, 65 F.3d 941 (Fed. Cir. 1995), and Rite-Hite Corp. v. Kelley Co., 56 F.3d 1538 (Fed. Cir. 1995), Quickturn is entitled to be compensated for all injuries foreseeably caused by any infringing conduct of Mentor/Meta. Thus, for example, to the extent Mentor/Meta's domestic U.S. infringing acts (e.g., offers to sell, sales, advertisings, etc.) are causally connected to any injuries suffered by Quickturn outside the U.S., such injuries are compensable. A foriori, and for example, information about Mentor/Meta's foreign sales that are causally related to infringing acts within the U.S., are manifestly relevant. In addition, a Mentor/Meta price quote (or offer to sell) made from the U.S. to a potential customer outside of the U.S. clearly would be an act of infringement. Therefore, as such, information about price quotes, demos, benchmarks, etc. are necessary to quantify the full damage impact of Mentor/Meta's acts. Surely, you do not contend that the market is limited to the United States. In short, under the well-established case law, the locus of injury is not determinative, rather, it is the existence of a causal connection between the infringing acts of Mentor/Meta and Quickturn's injuries that is the focus. Plainly, Quickturn needs updated discovery in this area. If you disagree, please forward to us the legal authorities and contentions in support of your position, and we will consider them.

         B.       Specific Areas Where More Information Is Needed By Quickturn

         We have reviewed the documents that you recently produced. We are pleased that progress has been made in this regard, but we believe there is additional information that Quickturn needs before it can provide you with a full and complete damage analysis and number. Specifically, we believe at least the following additional items should be addressed.

         On page 2 of your letter, several companies are identified where SimExpress was demonstrated, benchmarked, or price-quoted and where such activity was not recorded in Mentor's Wilsonville database:

Cabletron (NH)                          LexMark (FL)                           Fujitsu (Dallas)
Kodak (Rochester, MA)                   Motorola (Phoenix)                     Alcatel (Dallas)
Nat'l Security Agency (MD)              Brooktree (Austin, TX)                 Chip & Technology (Santa Clara)
Cisco (Raleigh & Santa Clara)           TI Semiconductor (Dallas)              LSI Logic (Milpitas)
Honeywell (FL)                          Cyrix (Dallas)                         Transmeta (Santa Clara)


Sanjay Bhandari, Esq.                                              CONFIDENTIAL
August 12, 1998                                     SUBJECT TO PROTECTIVE ORDER
Page 3

         We request that all documents reflecting or relating to price quotes, benchmarks, or demos as to each of these customers or potential customers be produced with the same level of detail as we received for e.g., UB Networks and 3Com in your August 7 production.

         In addition, there are a number of customers where Quickturn believes that Mentor was a competitor but no mention of a bid is made in your letter. Among those customers are: Cabletron Nashusa; C-Cube EX; Cisco; DOD; HP-JCBO; Hyundai; Lockheed M.D.; Mitsubishi; Nexland; No. Nine; SAI; T.I.; TelLabs; and Transmeta.

         We would also need to know if Wilsonville is the only database (within or without) the U.S. that contains price quote, demo, benchmark, etc., information relating to offers to sell originating from the U.S. Moreover, as we discussed earlier, Quickturn would need information2 regarding price quotes, demos, benchmarks, etc., from the U.S. to any U.S. or non-U.S. customer.

         We also note that while during the ITC proceedings, Mentor recently produced an exhibit that listed all components and/or systems that were imported and listed the relevant account(s) to which those items related, we have not been informed specifically what systems those were, or how Mentor used them (i.e., were they used to conduct benchmark tests, were they supplied to customers that were used as reference accounts, etc.). Without knowing the extent of Mentor's activities, Quickturn cannot adequately assess the impact of Mentor's activities in a particular account or the resulting pricing reduction in price in general attributable to Mentor's activities.

         Therefore, in view of the above, Quickturn is able to provide you with its present damages analysis to the extent Mentor/Meta have provided Quickturn with information about Mentor/Meta's activities that are the subject of Quickturn's discovery requests. We understand that this information is being exchanged for the purpose of attempting to reach a stipulated damage figure in the Oregon District Court action, and that the information or statements herein, are not binding or limited in any way on either party. Moreover, the information or statements herein are not admissible in any judicial proceedings. Subject to the above caveat and agreement, we respond informally to your interrogatories as follows:

         C.       Quickturn's Specific Interrogatory Responses

         1.       Interrogatory No. 1

--------------------------------
2 With respect to some potential customers, the documents that Mentor has produced contain price quotes with respect to the service component. We ask that Mentor provide all information relating to price quotes, with respect to both the product and service components.

Sanjay Bhandari, Esq.                                              CONFIDENTIAL
August 12, 1998                                     SUBJECT TO PROTECTIVE ORDER
Page 4

         Subject to further discovery from Mentor, and based on the investigations Quickturn has conducted thus far, Quickturn's price erosion component of its damages is presently estimated to be $1,055,377. The calculation details are presented in the matrix below.


               Customer                              List Price                              Discount
--------------------------------------- -------------------------------------- --------------------------------------
CPI                                                     $REDACTED                            $REDACTED
C-Cube                                                  $REDACTED                            $REDACTED
TI                                                      $REDACTED                            $REDACTED
AMD                                                     $REDACTED                            $REDACTED
Number Nine                                             $REDACTED                            $REDACTED
DEC                                                     $REDACTED                            $REDACTED
SAI                                                     $REDACTED                            $REDACTED
DOD #2                                                  $REDACTED                            $REDACTED
TI                                                      $REDACTED                            $REDACTED
ATT                                                     $REDACTED                            $REDACTED
Cabletron                                               $REDACTED                            $REDACTED
Motorola                                                $REDACTED                            $REDACTED
                                                       10,511,188              3,683,174 (Mentor present)
25% Discount (Mentor absent)                                                   2,627,797
Price Erosion                                                                  1,055,377 (net price erosion)


         Pending production of the requested records from Mentor, Quickturn has preliminary assumed the discount level (when Mentor was not a factor) to be 25% which is what the ALJ found to the ITC proceedings.

         Quickturn reserves the right to revise its price erosion estimate based on additional discovery. The estimate provided herein is provided solely for the purposes of discussion regarding the damages stipulation.

         2.       Interrogatory No. 2

         With regard to interrogatory number 2, as shown in Folsom's report, based on the information that we have thus far, the answer is as follows:

         (a)      Bull (AZ); UB Networks; Motorola (TX), National Semiconductor;
                  Radix.

         (b) Quickturn would have sold the System Realizer and the associated service to each of these customers.

         (c)      REDACTED.

Sanjay Bhandari, Esq.                                              CONFIDENTIAL
August 12, 1998                                     SUBJECT TO PROTECTIVE ORDER
Page 5

         (d)      REDACTED.

         (e)      Mack Folsom; Ray Ostby; Jeffrey Jordan.

         3.       Interrogatory No. 3

         In response to interrogatory number 3, again, this information can be found in Folsom's expert report. In addition to lost sales of product/services and price erosion with respect to U.S. and non-U.S. customer, Quickturn alleges that the infringement by Mentor harmed Quickturn in a number of other ways:

                 - Reduction in prices dues to competition from Mentor (generalized price erosion).3

                 -   Lost sales from repeat purchasers.

                 - Delays in purchases from sales where Mentor was involved.

                 - Reduced profits due to increased sales costs and other expenses.

         Quickturn's investigation and discovery of facts relating to these items of damages is continuous. Quickturn will, in due course and after its investigation and discovery is completed, provide a damage estimate regarding these items.

         4.       Interrogatory No. 4

         Based on the foregoing, and subject to provision of additional information and discovery from Mentor and further investigation by Quickturn, Quickturn presently estimates its total damages to be approximately $5,220,000 reflecting only the lost profits and price erosion it suffered because of Mentor's infringement.

--------------------------------------
3 When the infringer's pricing practices force the patentee to generally reduce its price structure, the patentee is entitled to recover those in computing its lost profits. See, e.g., Minnesota Min. & Mfg. Co. v. Johnson & Johnson, 976 F.2d. 1559, 1578-79 (Fed. Cir. 1992) (price erosion claim -- noting vigorous price competition caused "downward trends of prices"); Kalman v. Berlyn Corp., 914 F.2d 1473, 1485 (Fed. Cir. 1990) (affirming price erosion granted on the basis of patentee's claim that "If [infringer] were not in the market, I could have . . . charged a higher price and possibly more than [infringer], but I certainly couldn't do it with [infringer] in the market.") Plainly, to properly assess Quickturn's price erosion, Mr. Folsom would need updated information on Mentor/Meta's pricing practices in general, not just with respect to the specific diverted sales.

Sanjay Bhandari, Esq.                                              CONFIDENTIAL
August 12, 1998                                     SUBJECT TO PROTECTIVE ORDER
Page 6

         As we emphasized above, the damage figure provided herein is provided solely for the purposes of discussion regarding a possible stipulation regarding damages. It reflects the present state of discovery and investigation of facts by Quickturn and is not intended as a waiver of Quickturn's right to revise its damage estimate as appropriate.

         We are appreciative of your efforts in facilitating information discovery. Nonetheless, to the extent Mentor is aware of documents that fall within the ambit of discovery delineated herein and that have not been produced thus far, we ask that you identify them so that Quickturn can properly assess their importance and any claim of burdensomeness on Mentor's part. What we seek is complete discovery.

                                                     Very truly yours,



                                                     /s/Lawrence R. LaPorte

                                                     Lawrence R. LaPorte

LRL:AFA:cc

cc:      Craig Allison, Esq.

P.S. With respect to the export documents mentioned in your voicemail message of August 6, 1998, please produce them to us for the reasons stated earlier in this letter. With respect to the importation history aspect of your August 6, 1998 voicemail message, is it your representation that Gary Hnath's report to the ITC references all the relevant documents? If not, please supplement.

                         [Letterhead of Latham & Watkins]

                                                                     EXHIBIT J

                                 August 13, 1998


Via Fax

Lawrence R. LaPorte, Esq.
Lyon & Lyon
633 W. Fifth Street, Suite 4700
Los Angeles, CA  90071-2066

              Re:      Mentor v. Quickturn

Dear Larry:

                  Thank you for your letter of August 12. We are reviewing the information you provided, and will try to get you a counterproposal, and the additional information you requested (none of which we view as relevant), soon.

                  Per our conversation this morning, we have several questions about how elements of Quickturn's damages were calculated. For example, the prices estimated for alleged lost sales are explained neither by your letter nor Folsom's report, and are greatly above, some more than double, Mentor's actual sale price.

                  Further, until Quickturn provides specifics on the damages claimed in the response to Interrogatory 3, we will value them at zero.1 Obviously, the longer Quickturn delays specifying those claims, the greater the prejudice to Mentor's ability to take discovery on them.

--------------------------

1 We have already provided the information footnote 3 of your letter offered as a reason justifying Quickturn's failure to specify such damages. Please review the March 21, 1996 deposition of James P. Kenney and documents provided recently as well as in the past.

LATHAM & WATKINS

August 13, 1998
Page 2

                  Please confirm that I have your consent to share the customer sites identified in response to Interrogatory No. 1, the customer sites you wanted me to follow up on (Cabletron Nashua, C-Cube EX, etc.; listed on page 3 of your letter), and Quickturn's initial demand of $5,220,000, with my client, so that we may prepare a response.

                                                          Very truly yours,



                                                          /s/Sanjay Bhandari

                                                          Sanjay Bhandari
                                                          of LATHAM & WATKINS
cc:      Craig Allison, Esq.
SF_DOCS\145553.1

                                                                       EXHIBIT K
                                   LETTERHEAD
                           LAW OFFICES OF LYON & LYON



                                 August 17, 1998


Sanjay Bhandari, Esq.                                             VIA FACSIMILE
Latham & Watkins                                                 (415) 463-2600
75 Willow Road
Menlo Park, California 94025-3656

         Re:      Mentor v. Quickturn
                  Sharing Customer Site Information with Mentor

Dear Sanjay:

         Thank you for your letter of August 13, 1998. In response to its final paragraph, we consent to your sharing Quickturn's initial demand of $5,220,000 with Mentor. With regard to sharing the customer sites identified in response to Interrogatory No. 1 and the customer sites we requested that you follow up on, we think that the best way to proceed is to seek a modification of the protective order by written consent. Under such a modification, you would identify one person at Mentor to whom you would disclose that information, and that person would agree in writing -- i.e., as a signatory to the protective order -- not to disclose that information to any other person or entity. Further, such a modification to the protective order would include an agreement that Mentor, or anyone affiliated with Mentor, not contact any of the customers that Quickturn identified in response to Interrogatory No. 1.

         Please advise us whether Mentor agrees with this proposal. If so, please forward a draft stipulated modification to the protective order for execution by all concerned.

         With respect to your voicemail message to Larry LaPorte on August 6, 1998, and our followup questions regarding that message in our letter of August 12, 1998, please advise us when we should expect a response. Specifically, you had noted in your message the existence of certain export documents showing SimExpress boxes being sent out of the country. We would like you to produce these documents to us. Further, with respect to Gary Hnath's reports to the FTC, is it your representation that these reports constitute the entire importation history of the SimExpress product? If not, please supplement as soon as possible.

Sanjay Bhandari, Esq.
August 17, 1998
Page 2

         In the meantime, we are diligently continuing our best efforts in gathering facts pertaining to other heretofore unquantified aspects of Quickturn's damages. We will apprise you of these facts as soon as practicable.

                                   Sincerely,



                                   /s/Armand F. Ayazi

                                   Armand F. Ayazi

                                                                       EXHIBIT L

                            [Letterhead of Latham & Watkins]



                                September 3, 1998


CONFIDENTIAL SETTLEMENT OFFER

Via Fax

Lawrence R. LaPorte, Esq.
Lyon & Lyon
633 W. Fifth Street, Suite 4700
Los Angeles, CA  90071-2066

              Re:      Mentor v. Quickturn

Dear Larry:

                  We have reviewed Quickturn's initial demand with Mentor, and are authorized to proceed in making a counter offer and discussing a possible compromise.

                  We believe the main variables in our discussion should be as follows:

                  1. Whether individual sales should be accorded diverted sale or reasonable royalty treatment. As you know, we have confirmed with the purchasing decision-makers at Bull, Motorola, UB Networks and Radix that a Quickturn emulation system would not have been purchased even had Mentor not been a competitor. We have also confirmed with the purchasing decision-maker at National Semiconductor that Synopsis had at least as good a chance as Quickturn to have made the sale ultimately made by Mentor. Thus, our offer treats all Mentor sales as leading to a reasonable royalty rather than lost profits.

LATHAM & WATKINS

September 3, 1998
Page 2

                  2. What percentage recovery should be applied. Blaine Nye disagrees sharply with Mack Folsom's estimates for the appropriate percentage recovery for diverted sales and reasonable royalties. Our offer uses Nye's estimates.

                  3. What sale price should be used. Actual sales prices control for determination of reasonable royalties.1

                  Mentor's offer disallows the discounting claim as to Cabletron. As you know from our previous letters, Mr. Jordan testified that no discounting awarded to Cabletron was attributable to competition by Mentor and/or Meta. Other discounting claims are permitted for the time being, pending investigation.

                  Finally, Mentor's offer values all unspecified claims of damages, including price erosion, lost or delayed sales, and increased sales costs or other expenses, at zero.2

                  Given the evidence before it, for settlement purposes Mentor values Quickturn's damages at $745,065, and offers this amount as a compromise base amount of damages, excluding such issues as willfulness and attorneys fees, per the draft stipulation we sent you some weeks ago (understanding, of course, that the $425,000 stipulated by Mentor in relation to the bond-forfeiture proceedings in the ITC is subsumed within this sum). The attached spreadsheets detail our analysis of Quickturn's damages. Obviously, we do not expect you to agree with every aspect of our analysis, just as no doubt you did not expect us to agree with every aspect of your analysis. Given the time and expense that would be entailed in discovery and proof of damages, however, it seems to us that we should attempt to bridge the gap between your figures and ours.

                  Please contact me at your convenience to discuss this matter further.

                                                      Very truly yours,


                                                      /s/Sanjay Bhandari
                                                         -------------------
                                                      Sanjay Bhandari
                                                      of LATHAM & WATKINS

cc:      Craig Allison, Esq.

----------------------------------

1 Even if some sales could be treated as diverted sales, Folsom's estimates are often unreasonably high. I understand from our previous discussions that you are inquiring into the basis for these estimates.

2 Although we are willing to entertain some discussion of such claims, Quickturn's delay in specifying those claims has already prejudiced Mentor's ability to defend itself: we must warn you that further extended delay by Quickturn will leave Mentor with no choice but to request that such claims and evidence be excluded from the trial of this matter.

A.         QUICKTURN'S INITIAL DEMAND


Diverted Sales              Customer                                                      Claim         % Recovery         Damages
                            --------                                                      -----         ----------         -------
                            UB Networks                                              $1,200,000             70.00%        $840,000
                            Nat'l Semiconductor                                        $550,000             70.00%        $385,000
                            Bull HN                                                  $1,500,000             70.00%      $1,050,000
                            Radix Technologies                                       $2,100,000             70.00%      $1,470,000
                            Motorola                                                   $600,000             70.00%        $420,000
                                                                                                                          --------
                            TOTAL DIVERTED SALES                                                                        $4,165,000

Price Erosion               Customer                           List Price       Actual Discount
                            --------                           ----------       ---------------
                            Cardiac Pacemakers                   $280,000               $45,000
                            C-Cube                               $585,000              $265,000
                            TI                                 $1,123,750              $472,875
                            AMD                                $2,191,180              $841,180
                            Number Nine                          $978,600              $188,600
                            DEC                                  $610,900              $111,403
                            SAI                                  $257,500               $38,625
                            DOD #2                               $597,300               $41,810
                            TI                                 $1,121,250              $371,250
                            AT&T                                 $243,000               $30,000
                            Cabletron                          $1,829,708            $1,041,811
                            Motorola                             $693,000              $235,620
                                                                 --------              --------
                                                              $10,511,188            $3,683,174
                            Average Discount with Mentor Absent (25%)                $2,627,797
                            TOTAL PRICE EROSION (Actual - Average)                   $1,055,377

Other                       Category of Injury                                 Amount Specified
                            ------------------                                 ----------------
                            Generalized Price Erosion                                        $0
                            Lost Sales From Repeat Customers                                 $0
                            Delays in Purchases When Mentor Involved                         $0
                            Increased Sales Costs & Other Expenses                           $0
                                                                                             --
                            TOTAL OTHER INJURY                                               $0

                            ---------------------------------------------- ------------------------------------------------
                            TOTAL DAMAGES                                                                       $5,220,377
                            ---------------------------------------------- ------------------------------------------------


B.         MENTOR'S OFFER


Reasonable Royalties        Customer                                              Actual Sale Price        % Recovery      Damages
                            --------                                              -----------------        ----------      -------
                            UB Networks                                                    $580,268             7.80%      $45,261
                            Nat'l Semiconductor                                            $548,448             7.80%      $42,779
                            Bull HN                                                        $909,091             7.80%      $70,909
                            Radix Technologies                                             $885,939             7.80%      $69,103
                            Motorola                                                       $590,000             7.80%      $46,020
                                                                                                                           -------
                            TOTAL REASONABLE ROYALTIES                                                                    $274,072

Price Erosion               Customer                            List Price      Actual Discount       Comment
                            Cardiac Pacemakers                    $280,000              $45,000       Allowed pending investigation
                            C-Cube                                $585,000             $265,000       Allowed pending investigation
                            TI                                  $1,123,750             $472,875       Allowed pending investigation
                            AMD                                 $2,191,180             $841,180       Allowed pending investigation
                            Number Nine                           $978,600             $188,600       Allowed pending investigation
                            DEC                                   $610,900             $111,403       Allowed pending investigation
                            SAI                                   $257,500              $38,625       Allowed pending investigation
                            DOD #2                                $597,300              $41,810       Allowed pending investigation
                            TI                                  $1,121,250             $371,250       Allowed pending investigation
                            AT&T                                  $243,000              $30,000       Allowed pending investigation
                            Cabletron                         (Disallowed)         (Disallowed)       See Dep. of J. Jordan, at 56.
                            Motorola                              $693,000             $235,620       Allowed pending investigation
                                                                  --------             --------
                                                                $8,681,480           $2,641,363
                            Average Discount with Mentor Absent (25%)                $2,170,370
                            TOTAL PRICE EROSION (Actual - Average)                     $470,993

Other                       Category of Injury                                                    Amount Specified
                            ------------------                                                    ----------------
                            Generalized Price Erosion                                                           $0
                            Lost Sales From Repeat Customers                                                    $0
                            Delays in Purchases When Mentor Involved                                            $0
                            Increased Sales Costs & Other Expenses                                              $0
                                                                                                                --
                            TOTAL OTHER INJURY                                                                  $0

                            ---------------------------------------------- ------------------------------------------------
                            TOTAL DAMAGES                                                                         $745,065
                            ---------------------------------------------- ------------------------------------------------


                           [Letterhead of Latham & Watkins]

                                                                       EXHIBIT M

                               September 12, 1998




CONFIDENTIAL SETTLEMENT OFFER

Via Fax

Lawrence R. LaPorte, Esq.
Lyon & Lyon
633 W. Fifth Street, Suite 4700
Los Angeles, CA  90071-2066

                  Re:      Mentor v. Quickturn

Dear Larry:

                  While we appreciate the spirit of compromise reflected in your proposal of a stipulated damages figure of roughly $3.5 million (based on Mentor's total sales revenue), we believe that our discussion should center on the manner in which damages actually would be calculated at trial, and the evidence we both have so far.

                  The declarations we have produced, including the one related to UB Networks which accompanies this letter, establish that Quickturn can claim only reasonable royalties as to four of Mentor's five sales. From our discussions with knowledgeable witnesses, the same appears to be true at the fifth sale (National Semiconductor). It seems to us that it would not be productive or wise for Quickturn to proceed through discovery and trial on the hope of impeaching customers who have committed under oath to a contrary position. Further, we wonder whether Quickturn really wants to send attorneys around the country for the purpose of trying to embarrass its potential customers by showing their sworn statements to be uninformed or false.

LATHAM & WATKINS

September 12, 1998
Page 2

                  Rather than pursuing this low-yield, high-cost course of litigation, shouldn't we at least seriously attempt to stipulate on a damages figure? Reasonable royalties are clearly the name of the game -- the only question is the number. Your expert says 41%; ours says 7.8%. Let's just split the difference at 24.4%, and be done with it. In the same spirit of compromise, for present purposes we have allowed eleven of Quickturn's twelve claims of discounting. By our calculations (detailed in the attached spreadsheet), Quickturn's damages total $1,328,347 under these compromise conditions, to which we are willing to stipulate.

                  Please respond in writing to this proposal as soon as possible.

                                                      Very truly yours,

                                                      /s/ Sanjay Bhandari
                                                      Sanjay Bhandari
                                                      of LATHAM & WATKINS

Attachments

cc:      Craig Allison, Esq.

LATHAM & WATKINS
    David A. York
    Steven M. Bauer
    Sanjay Bhandari
75 Willow Road
Menlo Park, California  94025-3656
Telephone:  (650) 328-4600
Facsimile:  (650) 463-2600

BALL JANIK LLP
    James T. McDermott (Oregon Bar No. 93359)
One Main Place
101 Southwest Main Street, Suite 1100
Portland, OR 97204
Telephone: (503) 228-2525
Facsimile: (503) 295-1058

Attorneys for Plaintiffs-Counterdefendants
MENTOR GRAPHICS CORPORATION
and META SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                    CASE NO. C-96-00342-RE

                      Plaintiff,                CONSOLIDATED CASES

         v.
                                                DECLARATION OF DAN SCHUMACHER
                                                IN SUPPORT OF PLAINTIFFS
QUICKTURN DESIGN SYSTEMS,                       MENTOR GRAPHICS AND META
                                                SYSTEMS' MOTION FOR PARTIAL
                                                SUMMARY JUDGMENT ON DAMAGES
            Defendant.
-----------------------------------

AND RELATED ACTIONS.

                  I, Dan Schumacher, do hereby declare as follows:

                         1. I make the following declaration of my own personal
knowledge. If called as a witness, I could and would testify competently and truthfully to the following facts under oath.

                         2. During the time periods discussed herein, I served
as the Design Automation Manager at Ungerman-Bass Networks, Inc. ("UB Networks"), located in Andover, Massachusetts.

                         3. I was the main purchasing decision maker at UB
Networks as to verification technology. It was primarily my decision to purchase an emulation system from Mentor Graphics Corporation in April 1996.

                         4. Had purchasing a Mentor system not been an option
for UB Networks, I would most likely have subcontracted our verification work out to a third party. I definitely would not have purchased an emulation system from Quickturn Design Systems, Inc.

                         5. In my judgment at the time, purchasing a Quickturn
emulation system would have involved hidden costs and risks that UB Networks was too small to support. In my judgment, UB Networks would have had to purchase several additional workstations and budget substantial personnel time to support Quickturn's emulation system. Also, it is my view that the Quickturn emulation systems offered us at that time had technical flaws resulting in substantial problems to the user, such as hold-time violations.

                  I hereby declare under penalty of perjury that the foregoing is true and correct. Executed this 10th day of September, 1998 in Chelmsford, Massachusetts.



                                                     /s/ Dan Schumacher
                                                     --------------------------
                                                     DAN SCHUMACHER

                                                   CONFIDENTIAL SETTLEMENT OFFER


Reasonable        Customer                                             Actual Sale Price      % Recovery *      Damages
                  --------                                             -----------------      ------------      -----------
Royalties         UB Networks                                               $580,268.00            24.40%       $141,585.39
                  Nat'l Semiconductor                                       $548,448.00            24.40%       $133,821.31
                  Bull HN                                                   $909,090.90            24.40%       $221,818.18
                  Radix Technologies                                        $885,939.00            24.40%       $216,169.12
                  Motorola                                                  $590,000.00            24.40%       $143,960.00
                                                                                                                -----------
                  TOTAL REASONABLE ROYALTIES                                                                    $857,354.00

                  * Median b/w 7.8% and 41%

Price             Customer                              List Price        Actual Discount             Comment
Erosion           Cardiac Pacemakers                     $REDACTED             $REDACTED              Allowed pending investigation
                  C-Cube                                 $REDACTED             $REDACTED              Allowed pending investigation
                  TI                                     $REDACTED             $REDACTED              Allowed pending investigation
                  AMD                                    $REDACTED             $REDACTED              Allowed pending investigation
                  Number Nine                            $REDACTED             $REDACTED              Allowed pending investigation
                  DEC                                    $REDACTED             $REDACTED              Allowed pending investigation
                  SAI                                    $REDACTED             $REDACTED              Allowed pending investigation
                  DOD #2                                 $REDACTED             $REDACTED              Allowed pending investigation
                  TI                                     $REDACTED             $REDACTED              Allowed pending investigation
                  AT&T                                   $REDACTED             $REDACTED              Allowed pending investigation
                  Cabletron                              $REDACTED             $REDACTED              See Dep. of J. Jordan, at 56.
                  Motorola                               $REDACTED             $REDACTED              Allowed pending investigation
                                                         ---------             ---------
                                                        $8,681,480           $2,641,363
                  Average Discount with Mentor Absent (25%)                  $2,170,370
                  TOTAL PRICE EROSION (Actual - Average)                       $470,993


Other             Category of Injury                                    Amount Specified
                  ------------------                                    ----------------
                  Generalized Price Erosion                                         $0
                  Lost Sales From Repeat Customer                                   $0
                  Delays in Purchasers When Mentor Involved                         $0
                  Increased Sales Costs & Other Expenses                            $0
                                                                                    --
                  TOTAL OTHER INJURY                                                $0
                  ---------------------------------------------- ---- ---------------------- ----------------- ----------------
                  TOTAL DAMAGES                                                                                $1,328,347
                  ---------------------------------------------- ---- ---------------------- ----------------- ----------------


                                                                     EXHIBIT N

                        Latham & Watkins Fax Cover Sheet

Date:         August 10, 1998

To:           Lawrence R. Laporte   (213) 955-0440   (213) 489-1600
              Lyon & Lyon LLP

From:         Sanjay Bhandari

Re:           DRAFT Stipulated Agreement Regarding Damages

Number of pages, including cover:   5

Message: [none]

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                         CASE NO. C-96-00342-RE

                      Plaintiff,                     CONSOLIDATED CASES

         v.
                                                     STIPULATED AGREEMENT
                                                     REGARDING DAMAGES
QUICKTURN DESIGN SYSTEMS,

                      Defendant.

AND RELATED ACTIONS.


                                      DRAFT

         This Stipulated Agreement Regarding Damages ("Agreement") is made by and between Mentor Graphics Corporation and Meta Systems, Inc. (collectively "Mentor"), on the one hand, and Quickturn Design Systems, Inc. ("Quickturn"), on the other hand. Mentor and Quickturn are collectively referred to herein as "the Parties." This Agreement shall be effective upon execution by the Parties or their authorized representatives.

         The Parties wish to conserve resources by stipulating certain monetary matters at issue in the consolidated cases pending before Senior Judge Redden of the United States District Court of Oregon, Case No. 94-0342 (RE). THEREFORE, in consideration for the mutual promises contained herein, the Parties hereby agree and stipulate as follows for all purposes in the above-entitled action, including any appeal(s):

I.       STIPULATED BASE AMOUNT OF DAMAGES

         If Quickturn prevails on the issue of liability on one or all of the Quickturn patents in suit, its damages under 35 U.S.C. Section 284 in the above-entitled action shall be deemed for all purposes to be _______________ (_____________ Dollars) (the "Stipulated Base Amount"). The Stipulated Base Amount shall be Quickturn's total monetary recovery in this action regardless of legal theory and regardless of the number of patents and theories upon which it may prevail, except for enhancement of damages and reasonable attorneys fees and costs which are addressed in the following sections.

II.      ENHANCEMENT OF DAMAGES

         The Stipulated Base Amount shall be used as the amount to be increased by the Court under 35 U.S.C. Section 284 if the Court determines that such enhancement of damages is appropriate in this case. The parties make no agreement as to whether enhancement is appropriate in this case.

III. PROOF OF DAMAGES

         No proof shall be presented on damages issues under 35 U.S.C. Sections 284-286 except as follows: (a) the appropriateness of enhancement of damages under 35 U.S.C. Section 284; (b) the level of enhancement that would be appropriate; (c) the appropriateness of awarding reasonable attorney fees under 35 U.S.C. Section 285; and (d) the amount of attorney fees that would be reasonable. These issues shall be tried to the Court.

IV. NO ADMISSION OF LIABILITY

         The execution of this Agreement shall not constitute or be construed as an admission of any liability whatsoever by Mentor.

V. AUTHORITY

         The persons signing this Agreement represent that they have the authority to execute this Agreement on behalf of the Parties.

VI. COMPLETE AGREEMENT

         This Agreement represents the complete and exclusive statement of the Agreement between the Parties, and with respect to the subject matters covered hereby, supersedes all prior and contemporaneous promises and agreements of any kind, as well as all negotiations and discussions between the Parties hereto and/or their respective legal counsel. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by any of the Parties hereto concerning the subject matter hereof. This is an integrated agreement.

VII. AMENDMENTS

         Any amendment to this Agreement must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Agreement.

                    [Rest of page intentionally left blank.]

VIII.    COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Stipulated Agreement Regarding Damages on the dates indicated below.



Dated:  August ___, 1998

                                           LATHAM & WATKINS



                                           By
                                              ----------------------------------
                                               David A. York
                                               Attorneys for Plaintiffs-
                                               Counterdefendants
                                               MENTOR GRAPHICS CORPORATION
                                               and META SYSTEMS, INC.


Dated:  August ___, 1998
                                           LYON & LYON LLP



                                           By
                                              ----------------------------------
                                               James C. Brooks
                                               Attorneys for Plaintiffs-
                                               Counterdefendants
                                               QUICKTURN DESIGN SYSTEMS, INC.




                                      DRAFT

LYON & LYON LLP                                                       EXHIBIT O
A Limited Liability Partnership
Including Professional Corporations
JAMES W. GERIAK
JAMES C. BROOKS
HOPE E. MELVILLE
THEODORE S. MACEIKO
633 West Fifth Street, Suite 4700
Los Angeles, California  90071-2066
(213) 489-1600

MARGER, JOHNSON, McCOLLOM & STOLOWITZ, P.C.
1030 S.W. Morrison Street
Portland, Oregon  97205
(503) 222-3613

Attorneys for Defendant
QUICKTURN DESIGN SYSTEMS, INC.


                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                         Civil No. C96-00342-RE
an Oregon corporation
                                                     CONSOLIDATED CASES
         Plaintiff,

         v.                                          QUICKTURN'S OPPOSITION TO
                                                     PLAINTIFF'S MOTION TO
                                                     BIFURCATE THE TRIAL AND
                                                     DISCOVERY AS TO THE ISSUES
                                                     OF LIABILITY AND DAMAGES
QUICKTURN DESIGN SYSTEMS, INC.,
a Delaware corporation,

                      Defendant.

META SYSTEMS, a French
corporation,

         Plaintiff,

         v.

QUICKTURN DESIGN SYSTEMS, INC.,
a Delaware corporation,

         Defendant.

I. INTRODUCTION...................................................................................................2


II. BACKGROUND....................................................................................................2


III. APPLICABLE LAW REGARDING MOTIONS FOR BIFURCATION UNDER RULE 42(B), FED. R. CIV. P............................3


IV. DEFENDANT HAS FAILED TO MEET ITS BURDEN TO SHOW THAT BIFURCATION IS WARRANTED HERE............................5

A. SOME DAMAGES ISSUES REMAIN IN THE ITC PROCEEDINGS, AND DAMAGES DISCOVERY WILL PROCEED ON THOSE ISSUES..........5
B. THE DAMAGES ISSUES HERE ARE NOT COMPLEX........................................................................5
C. THERE IS EVIDENTIARY OVERLAP BETWEEN LIABILITY AND DAMAGES ISSUES..............................................6
D. BIFURCATION WOULD UNDULY DELAY RESOLUTION OF THIS LITIGATION...................................................7
E. THE CURRENT DISCOVERY SCHEDULE DOES NOT PROVIDE FOR DUPLICATIVE DAMAGES DISCOVERY..............................7
F. BIFURCATION AND STAY OF DAMAGES DISCOVERY WOULD PROMOTE DISCOVERY DISPUTES BETWEEN THE PARTIES.................8

V. CONCLUSION.....................................................................................................9


I.       INTRODUCTION

                  Mentor has failed to show, as it has the burden to do under Rule 42(b) that any real expedition or economy would result from the bifurcation order it seeks. Neither has Mentor shown that grant of its motion for bifurcation of discovery and trial of liability and damages issues in this case would actually further convenience or avoid prejudice.

                  The damages issues in this case are not complex. In addition, the damages issues involve evidence which overlaps liability issues regarding the commercial success of the patented product, and involve evidence for which discovery regarding remedy and bonding is currently being taken in the ITC proceedings.

                  Accordingly, bifurcation of damages issues in this case would require duplication of the presentation of evidence at trial, unduly and unnecessarily prolong final disposition of all of the issues of this case to defendant Quickturn's prejudice, and would promote discovery disputes as to whether requested evidence is currently discoverable as relevant to liability issues.

                  Since no meaningful efficiencies have been shown or would result from bifurcation, Mentor's motion must be denied.

II.      BACKGROUND

                  The major premise of plaintiff Mentor Graphics Corporation's (Mentor's) Motion to Bifurcate the Trial and Discovery As To The Issues of Liability And Damages, -- namely, that the present Scheduling Order of the Court is "unwieldy and duplicative", is an incorrect premise and misses the mark entirely for the following reasons.

                  First, the damages discovery sought is directed to Mentor's relatively small number of actual sales and offers for sale. This amount of discovery is not "unwieldy".

                  Second, the current discovery schedule is not duplicative. The only damages fact discovery needed after the October 1996 discovery cut-off date will be supplemental fact discovery of Mentor's sales activity between the discovery cut-off date and the date of trial -- approximately a ten-month period. Thus, plaintiff's "duplicative" argument is erroneous.

                  Third, damages issues in this case, where there are a finite and relatively small number of sales and offers to sell of a single category of infringing product, are not complex.

                  Fourth, and of equal importance, the ITC rules presently allow discovery regarding Mentor's sales and marketing activities for the issues of remedy, bonding and the public interest during the Presidential review period after final decision by the ITC. Discovery on these issues has already been served on Mentor or Meta.

                  Fifth, the Mentor witnesses whose dispositions will be taken on the ITC issues of remedy, bonding and the public interest, will be the same witnesses who will provide damage related discovery in the District Court action. Thus, there is an overlap of discovery between damages discovery in this action and the remedy, bonding and public interest issues in the ITC.

                  Accordingly, because virtually the same discovery is presently being taken in the ITC, and because the discovery is relatively straightforward and relates to a finite number of sales and offers to sell by Mentor, there are no real efficiencies to be gained by bifurcating the damages issues in this case.

III. APPLICABLE LAW REGARDING MOTIONS FOR BIFURCATION UNDER RULE 42(B), Fed. R. Civ. P.

                  Rule 42(b), Fed. R. Civ. P., provides that a Court may order separate trials of issues "in furtherance of convenience or to avoid prejudice, or when separate trials will be conducive to expedition and economy". Notwithstanding the Court's discretion, separation of issues for trial is not to be routinely ordered. See Advisory Committee Note to the 1966 Amendment to Rule 42(b). ("...[S]eparation of issues for trial is not to be routinely ordered...") See also Keyes Fibre Co. v. Packaging Corporation of America, 763 F. Supp. 374, (N.D. Ill. 1991). Bifurcation is the exception, and not the rule. Kennecott Corp. v. Kyocera Int'l, Inc., 7 U.S.P.Q.2d 1911, 1912 (S.D. Cal. 1988).1

                  In patent actions, as in any other action, an order for separate trials should not be made routinely, but must be the result of an informal exercise of discretion on a case-by-case basis, and separate trials should be ordered only when separation will really result in judicial economy and not create unnecessary delay, additional expense, or some other form of prejudice.

----------------------------
1 For the Court's convenience, copies of all cited decisions which are reported in the United States Patent Quarterly (U.S.P.Q.) are provided attached to the accompanying Declaration of H. Melville.

See Willemijn Houdstermaatschaapij BV v. Apollo Computer, Inc., 707 F. Supp. 1429, 1433 (D. Del. 1989); Spectra-Physics Lasers, Inc. v. Uniphase Corp., 144 F.R.D. 99, 101 (N.D. Cal. 1992); THK America Inc. v. Nippon Seiko KK, 141 F.R.D. 463, 464 (N.D. Ill. 1991).

                  Motions for bifurcation of patent infringement liability and damages issues are denied where there is overlapping evidence relating to both issues. E.g., Willemijn, 707 F. Supp. at 1434; Joy Technologies, Inc. v. Flakt, Inc., 772 F. Supp. 842, 848 (D. Del. 1991); Output Technology Corp. v. Dataproducts Corp., 22 U.S.P.Q.2d 1072, 1073 (W.D. Wash. 1991). Such overlapping evidence means that no substantial economies or convenience would really result from bifurcation of issues. See Brad Ragan, Inc. v. Shrader's, Inc., 89 F.R.D. 548, 550 (S.D. Ohio 1981); THK, 141 F.R.D. at 465; Keyes, 763 F. Supp. at 375.
That is the case here where there is almost a complete overlap of discovery regarding the damages issues in this case and discovery presently ongoing in the ITC investigation on the issues of remedy, bonding and the public interest during the Presidential review period.

                  Motions for bifurcation of patent infringement liability and damages issues are also denied where the damage issues, standing alone, have not been shown to be particularly complex. See, e.g., Keyes, 763 F. Supp. at 376; Brad Ragan, 89 F.R.D. at 550; Output, 22 U.S.P.Q.2d at 1073. See also IPPV Enterprises v. Cable/Home Communications Corp., 26 U.S.P.Q.2d 1714, 1717 (S.D. Cal. 1993) ("although it appears the liability stage may be complex, it's not clear that the damage phase will be.") Damages discovery in the present case relates primarily to a finite number of sales and offers to sell by Mentor.

                  Finally, proposals for separate trial of patent liability and damages issues are also denied where the proposal unduly lengthens the litigation to the non-moving party's financial prejudice, including where an extensive discovery period between trial on liability and damages would result. See, e.g., THK, 141 F.R.D. at 465; IPPV, 26 U.S.P.Q.2d at 1717; Willemijn, 707
F. Supp. at 1435 ("prejudice under these circumstances may simply amount to unfair delay in the final disposition of the matter.") In the present case, bifurcation would unduly lengthen the litigation to Quickturn's detriment.

                  The moving party bears the burden of proving that bifurcation is justified given the facts of the case. Spectra-Physics, 144 F.R.D. at 101; ; Output, 22 U.S.P.Q.2d at 1073. That burden is not met by general arguments not tailored to the specifics of the case. THK, 141 F.R.D. at 464; IPPV, 26 U.S.P.Q.2d at 1717. The present motion fails entirely to provide any specifics on the alleged judicial efficiencies that will result from the requested bifurcation.

IV. DEFENDANT HAS FAILED TO MEET ITS BURDEN TO SHOW THAT BIFURCATION IS WARRANTED HERE

         A. Some Damages Issues Remain In The ITC Proceedings, And Damages Discovery Will Proceed On Those Issues

                  Mentor bases its motion, in substantial part, on its incorrect assertion that discovery of Mentor's sales and marketing efforts are not at issue in the ITC investigation. Mentor would lead the Court to believe, again incorrectly, that no such discovery is needed for resolution of the issues in the ITC investigation.

                  In fact, discovery in the ITC investigation which is relevant to the issues of remedy and bonding for the permanent phase is authorized under Commission Rule 210.27(b), has been noticed by Quickturn in the ITC, and is proceeding. In determining the matters of remedy and bonding in the permanent relief phase pursuant to Commission Rule 210.42(a)(1)(ii), the ITC and the ALJ are authorized to consider the facts and circumstances regarding each actual sale of an infringing emulation system in the United States, and Quickturn is proceeding to obtain such discovery in the ITC investigation.

                  Therefore the convenience and economy which Mentor asserts can be obtained by bifurcation and stay of damages issues in this case will not occur since, among other reasons, sales and marketing discovery will be proceeding anyway in the ITC investigation.

         B.       The Damages Issues Here Are Not Complex

                  While the technology underlying the patents at issue here may be sophisticated and raise complex patent infringement and validity issues, that does not mean that the damages issues are also complex. Quickturn expects its damages case to be relatively straightforward. Currently, there have only been two or three sales made by Mentor of the products accused of infringement. Quickturn does not expect there will be a large number of additional sales prior to trial of this case, in part due to the temporary exclusion order the temporary cease and desist order recently issued by the International Trade Commission. There is a single category of products accused of infringement, so that damages calculations will merely require application of a single royalty or lost profits figure to the number of sales made by Mentor. Accordingly, trial of the damages issues will not be complex or time-consuming. See, Keyes, 763 F. Supp. at 376 (calculations of damages will be relatively straightforward given the limited sales of the product at issue).

                  Furthermore, some discovery has already been taken in the ITC on Mentor's sales and marketing activities prior to the TEO hearing in April, 1996. As discussed above, additional discovery has been noticed in the ITC, and the parties are well under way with regard to completing such discovery.

                  Thus, relative to the liability phase of this action, the damages phase should be simple and short. Damages proofs will consume a limited portion of the time allotted for trial. The damages record will be relatively straightforward, particularly since Quickturn, during the liability phase of the trial, intends to educate the jury about Quickturn's role in pioneering the emulation industry and the relationship between emulation and other forms of automated electronic design activities.

                  Where, as here, the damages case will not be complex, bifurcation is not warranted. See, e.g., Output, 22 U.S.P.Q.2d at 1073; IPPV, 26 U.S.P.Q.2d at 1717; Brad Ragan, 89 F.R.D. at 550.

         C.       There Is Evidentiary Overlap Between Liability and Damages
                  Issues

                  Commercial success is a factor in determining whether the inventions claimed in Quickturn's patents-in-suit are non-obvious over the prior art. See Willemijn, 707 F. Supp. at 1434. This is particularly true for the Sample patents at issue, which are not subject to assignor estoppel and are therefore open to Mentor's validity attacks. Evidence of Quickturn emulation product sales needed to establish commercial success, including evidence of unit and dollar sales volume and profits, will be equally relevant to determining Quickturn's damages under both lost profits and reasonable royalty theories. See IPPV, 26 U.S.P.Q.2d at 1716-1717.

                  Such overlap of evidence regarding commercial success between the liability (patent validity) and damages issues does not favor bifurcation. See, e.g., Output, 22 U.S.P.Q.2d at 1073; Joy, 772 F. Supp. at 848.

         D. Bifurcation Would Unduly Delay Resolution Of This Litigation Logic dictates that holding two trials in this action, first a liability trial and then damages trial after taking damages discovery, will inevitably delay resolution of the instant case. Such delay can unduly prejudice the non-moving party, see Willemijn, 707 F. Supp. at 1435, unless the moving party demonstrates how such prejudice would be avoided. Spectra-Physics, 144 F.R.D. at 101.

                  Mentor's proposal for conducting damages discovery and trial after a liability trial "unduly lengthens the litigation because it permits what may well be an extensive discovery period between the trial on liability and the trial on damages. It also prejudices [the patentee] financially." THK, 141 F.R.D. at 465. Mentor has not demonstrated how such prejudice to Quickturn will be avoided.2

                  Mentor's efficiency argument is that if the Court were to bifurcation the trial and Mentor prevailed on the infringement issue, there would be no trial on damages. This tenuous possible efficiency, however, is outweighed by the alternative possibility: if Mentor "were to lose on liability, the two trials would end up taking considerably more time than would have been required to reach the same outcome with a single trial." Willemijn, 707 F. Supp. at 1435. This is particularly so since trial of damages could not occur until after damages discovery, potentially requiring the selection of a second jury. In such instances, bifurcation is denied. Id.

         E. The Current Discovery Schedule Does Not Provide For Duplicative Damages Discovery

                  Mentor makes the bewildering argument that the current discovery schedule for the case somehow results in taking discovery twice and is somehow "unwieldy". Such is plainly not the case.

-----------------------------
2 There is substantial economic disparity between the parties here, since Mentor is over four times larger than Quickturn.

                  The current discovery schedule calls for taking damages fact discovery, at the same time as liability fact discovery, prior to the fact discovery cut-off date of October 31, 1996. That fact discovery, on all issues, would of course be supplemented prior to trial pursuant to the provisions of FRCP Rule 26(e), as in any litigation. Expert reports on damages for this case, and depositions of those experts, are scheduled for shortly before trial. No repetition or duplicative damages discovery results from this schedule, and instead the current schedule provides for orderly completion of discovery of the damages issues without the undue delay which would result from stay of damages discovery until after trial of liability issues.

         F. Bifurcation and Stay of Damages Discovery Would Promote Discovery Disputes Between the Parties

                  If damages issues were bifurcated as sought by Mentor, damages-type information relevant to the liability portion of the trial would nevertheless still be discoverable, as noted in one of the cases Mentor relies on, Giro Sport Design, Inc. v. Pro-Tec, Inc., 10 U.S.P.Q.2d 1863, 1865 (N.D. Cal. 1989). Therefore if the motion to bifurcate damages issues and discovery were granted, it would inevitably result in disputes regarding the relevancy and discoverability of evidence relating to damages during discovery of the liability phase. See Willemijn, 707 F. Supp. at 1435. Such needless disputes, and any attendant judicial intervention required to resolve the disputes, can be avoided by merely proceeding according to the current discovery schedule and completing damages and liability fact discovery at the same time.3


---------------------------------
3 Quickturn takes no position at this time as to whether it may be appropriate, at trial, to have the jury first hear and decide the liability issues, and then have the same jury proceed immediately to hear and decide the damages issues, nor has this possibility been raised. See IPPV, 26 U.S.P.Q.2d at 1717. Should the Court desire such a bifurcated trial, judicial economy nonetheless dictates that discovery not be bifurcated for all the reasons enumerated above.

V. CONCLUSION

                  For the foregoing reasons, plaintiff's motion to bifurcate this action, requesting an Order to permitting discovery and trial on the issues of damages to go forward only following trial of the patent infringement liability issues, must be denied.

                                        Respectfully submitted,

                                        MARGER, JOHNSON, McCOLLOM &
                                        STOLOWITZ, P.C.



Dated:  August 30, 1996                 By:  /s/Alan T. McCollom
                                           ------------------------------------
                                        Alan T. McCollom
                                        1030 S.W. Morrison Street
                                        Portland, Oregon  97205
                                        (503) 222-3613
                                        Attorneys for Defendant
                                        QUICKTURN DESIGN SYSTEMS, INC.


                                        LYON & LYON LLP
                                        James W. Geriak
                                        James C. Brooks
                                        Hope E. Melville
                                        Theodore S. Maceiko
                                        633 West Fifth Street, Suite 4700
                                        Los Angeles, CA  90071-2066
                                        (213) 489-1600
                                        Attorneys for Defendant
                                        QUICKTURN DESIGN SYSTEMS, INC.

                             CERTIFICATE OF SERVICE


                  I hereby certify that a true and correct copy of the foregoing QUICKTURN'S OPPOSITION TO PLAINTIFF'S MOTION TO BIFURCATE THE TRIAL AND DISCOVERY AS TO THE ISSUES OF LIABILITY AND DAMAGES is being served this 30th day of August, 1996 upon the following attorneys for Mentor Graphics Corporation and Meta Systems by hand delivery to:

                           James T. McDermott
                           BALL, JANIK & NOVACK
                           101 S.W. Main Street
                           Portland, Oregon  97204


and by deposit in the United States Postal Service, postage prepaid, to:

                           William L. Anthony, Jr.
                           Robert DeBerardine
                           Craig Y. Allison
                           BROBECK, PHLEGER & HARRISON
                           Two Embarcadero Place
                           2200 Geng Road
                           Palo Alto, California  94303





                                 /s/
                                 ----------------------------------------------

LATHAM & WATKINS                                                      EXHIBIT P
    David A. York
    Steven M. Bauer
    Sanjay Bhandari
75 Willow Road
Menlo Park, California  94025-3656
Telephone:  (650) 328-4600
Facsimile:  (650) 463-2600

BALL JANIK LLP
    James T. McDermott (Oregon Bar No. 93359)
One Main Place
101 Southwest Main Street, Suite 1100
Portland, OR 97204
Telephone: (503) 228-2525
Facsimile: (503) 295-1058

Attorneys for Plaintiffs-Counterdefendants
MENTOR GRAPHICS CORPORATION
and META SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                    CASE NO. C-96-00342-RE

                      Plaintiff,                CONSOLIDATED CASES

         v.
                                                DECLARATION OF [DECLARANT] IN
                                                SUPPORT OF PLAINTIFFS MENTOR
QUICKTURN DESIGN SYSTEMS,                       GRAPHICS AND META SYSTEMS'
                                                MOTION FOR PARTIAL SUMMARY
                                                JUDGMENT ON DAMAGES
                      Defendant.

AND RELATED ACTIONS.

                  I, Chuong H. Nguyen, do hereby declare as follows:

                           1. I make the following declaration of my own
personal knowledge. If called as a witness, I could and would testify competently and truthfully to the following facts under oath.

                           2. I am currently the Member of Technical Staff at
Motorola Semiconductor Product Sector, Communication Transmission & Access Systems Division, in Austin, Texas, and served in a similar capacity during the time periods discussed herein.

                           3. In late 1996, Motorola leased an emulation system
with option to purchase from Mentor Graphics Corporation. Quickturn Design Systems generally competed with Mentor Graphics on the emulation business.

                           4. I was a decision-maker at Motorola as to which
vendor -- Mentor or Quickturn -- would be selected on this particular contract.

                           5. The primary reason Quickturn was not selected was
because I did not feel that their product would satisfy our project's needs. Therefore, if Mentor's SimExpress was not an option for Motorola, I would not have purchased any emulation system.

                           I declare under penalty of perjury that the foregoing
is true and correct. Executed this 9th day of July, 1998 in Austin, Texas.


                                                 /s/Chuong H. Nguyen
                                                -------------------------------
                                                [DECLARANT]

BALL JANIK LLP                                                        EXHIBIT Q
    James T. McDermott (Oregon Bar No. 93359)
One Main Place
101 Southwest Main Street, Suite 1100
Portland, OR 97204
Telephone: (503) 228-2525
Facsimile: (503) 295-1058

LATHAM & WATKINS
    David A. York
    Steven M. Bauer
    Sanjay Bhandari
75 Willow Road
Menlo Park, California  94025-3656
Telephone:  (650) 328-4600
Facsimile:  (650) 463-2600

Attorneys for Plaintiffs-Counterdefendants
MENTOR GRAPHICS CORPORATION
and META SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                        CASE NO. C-96-00342-RE

                      Plaintiff,                    CONSOLIDATED CASES

         v.
                                                    DECLARATION OF RUSSELL W.
                                                    GUENTHNER IN SUPPORT OF
QUICKTURN DESIGN SYSTEMS,                           PLAINTIFFS MENTOR GRAPHICS
                                                    AND META SYSTEMS' MOTION FOR
                                                    PARTIAL SUMMARY JUDGMENT ON
                                                    DAMAGES
                      Defendant.

AND RELATED ACTIONS.

                  I, Russell W. Guenthner, do hereby declare as follows:

                           1. I make the following declaration of my own
personal knowledge. If called as a witness, I could and would testify competently and truthfully to the following facts under oath.

                           2. I am currently an Engineering Fellow, Staff
Engineer Two, at Bull HN Information Systems, Inc., in Phoenix, Arizona, and served in a similar capacity during the time periods discussed herein.

                           3. I was a participant in the internal
decision-making process at Bull HN and Bull S.A. (France) as to what product would be used in connection with emulation and simulation amenable aspects of an internal design project we called the "Jupiter" project.

                           4. Bull is a very sophisticated customer for
simulation and emulation products with large internal capabilities in development of design tools, both software and hardware.

                           5. Bull's decision for purchase was made by a
technical team, based on a technical evaluation of three vendors: Quickturn, Meta, and ZyCad. The recommendation of the team was to buy Meta's emulation system.

                           6. Our team closely examined Quickturn's system.
Within the team, I was assigned the role of Quickturn's evaluator and advocate, and in that role argued for purchase of Quickturn's system. My main argument for choice of Quickturn was the relative sizes of Meta and Quickturn companies, with risk of Meta being that they were a new and smaller company than Quickturn. My recommendation that the team consider the Quickturn system was based upon promised functionalities that were not then in existence.

                           7. Ultimately, as a team, we decided that Quickturn's
emulation system did not satisfy our project needs and would not likely be enhanced to meet our project needs within our timeframe. The deficiencies were mainly in terms of 1) compile time and 2) the cycle time that was achievable on the Quickturn system. We had absolute requirements on a lower limit for cycle time based on the lowest speed that the rest of our system would run.

                           8. Our team based our conclusion that Quickturn's
system could not satisfy our project needs based mostly upon 1) our own internal evaluation of the system, and 2) considerations from presentations by Quickturn personnel.

                           9. Quickturn's emulation system was rejected by our
Bull even after Quickturn offered to reduce its price to approximately one-half the price of the Meta system.

                           10. If importation of Meta's system had not been an
option, our team would not have recommended purchase of the Quickturn system. Rather, we would have chosen one of several other options. Two of those options were: 1) to keep the emulation aspects of our project in Bull's French facility (Les Clayes, France), or 2) to continue our design process using the ZyCad machines that we already had in place in both Phoenix, Arizona and France. We had also discussed seriously with ZyCad the possibility of expanding our already existing emulation/ simulation facilities in Phoenix but that option was not pursued because the Meta solution was more performant. The most likely of these scenarios would have been to keep the emulation work in France which was feasible because the project for which the Meta emulation system was being expanded was a joint engineering effort between engineers in France and engineers in Phoenix (about 2/3 France and 1/3 Phoenix).

                           I declare under penalty of perjury that the foregoing
is true and correct. Executed June 19, 1998 in Phoenix, Arizona.


                                                   /s/Russell W. Guenthner
                                                 ------------------------------
                                                 RUSSELL W. GUENTHNER

LATHAM & WATKINS                                                      EXHIBIT R
    David A. York
    Steven M. Bauer
    Sanjay Bhandari
75 Willow Road
Menlo Park, California  94025-3656
Telephone:  (650) 328-4600
Facsimile:  (650) 463-2600

BALL JANIK LLP
    James T. McDermott (Oregon Bar No. 93359)
One Main Place
101 Southwest Main Street, Suite 1100
Portland, OR 97204
Telephone: (503) 228-2525
Facsimile: (503) 295-1058

Attorneys for Plaintiffs-Counterdefendants
MENTOR GRAPHICS CORPORATION
and META SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON


MENTOR GRAPHICS CORPORATION,                       CASE NO. C-96-00342-RE

                      Plaintiff,                   CONSOLIDATED CASES

         v.
                                                   DECLARATION OF TIM PARKER IN
                                                   SUPPORT OF PLAINTIFFS MENTOR
QUICKTURN DESIGN SYSTEMS,                          GRAPHICS AND META SYSTEMS'
                                                   MOTION FOR PARTIAL SUMMARY
                                                   JUDGMENT ON DAMAGES
                      Defendant.

AND RELATED ACTIONS.

                  I, Tim Parker, do hereby declare as follows:

                  1. I make the following declaration of my own personal knowledge. If called as a witness, I could and would testify competently and truthfully to the following facts under oath.

                  2. I am a Sr ASIC Engineer at Radix Technologies, located in Mountain View, California, and served as the ASIC technical project manager at Radix during the time periods discussed herein.

                  3. From approximately six months 1995 to mid-1996, Radix was comparing various design verification options for a planned project involving a ASIC DSP coprocessor and DSP software development. Emulation was selected to accelerate DSP software development schedules only. Workstation simulation was sufficient for ASIC verification. We required an almost turnkey implementation. Additionally, due to our staffing shortages, product support was heavily weighted in our decision process. We considered a number of vendors for the aspects of our design process amenable to emulation. These vendors included IKOS, Quickturn Design Systems, and Mentor Graphics Corporation.

                  4. I lead the technical committee that was given the responsibility at Radix of deciding which vendor - IKOS, Quickturn, or Mentor would be selected. Overall, Quickturn placed third in our rankings, behind both Mentor and IKOS.

                  5. Quickturn's third place ranking resulted primarily from the following factors. First, I had worked with Quickturn emulation products before at Kaiser Electronics, and found the product to be unreliable, also, Quickturn product support was poor at best. Second, Quickturn's team was unwilling and apparently unable to demonstrate that the product could successfully map our design. That is, they did not perform our benchmark mapping of a completed portion of our design into their emulation system. Hence, they did not run our benchmark verification vectors against the mapped design. Mentor was the only company that successfully mapped and verified our design benchmark. Third, they did not meet the final dead lines for quote and proposal.

                  6. Our technical committee unanimously selected Mentor as the lead contender around the middle of 1996. IKOS was the second contender in my mind and the minds of other committee members. During the final negotiations in mid-1996 for purchase of the machine, only Mentor and IKOS were discussed.

                  7. Some months after we acquired the Mentor emulation system, Radix ended up having to transfer it to a third party for reasons confidential to Radix. Radix has not used other emulation based design verification tools since then, nor do we foresee a need in the near future.

                  I hereby declare under penalty of perjury that the foregoing is true and correct. Executed June 24, 1998 in Mountain View, California.


                                                 /s/Tim Parker
                                                -------------------------------
                                                TIM PARKER

LATHAM & WATKINS                                                      EXHIBIT S
    David A. York
    Steven M. Bauer
    Sanjay Bhandari
75 Willow Road
Menlo Park, California  94025-3656
Telephone:  (650) 328-4600
Facsimile:  (650) 463-2600

BALL JANIK LLP
    James T. McDermott (Oregon Bar No. 93359)
One Main Place
101 Southwest Main Street, Suite 1100
Portland, OR 97204
Telephone: (503) 228-2525
Facsimile: (503) 295-1058

Attorneys for Plaintiffs-Counterdefendants
MENTOR GRAPHICS CORPORATION
and META SYSTEMS, INC.

                          UNITED STATES DISTRICT COURT
                               DISTRICT OF OREGON



MENTOR GRAPHICS CORPORATION,                          CASE NO. C-96-00342-RE

                      Plaintiff,                      CONSOLIDATED CASES

         v.
                                                      DECLARATION OF DAN
                                                      SCHUMACHER IN SUPPORT OF
                                                      PLAINTIFFS QUICKTURN
                                                      DESIGN SYSTEMS,
                                                      MENTOR GRAPHICS AND META
                                                      SYSTEMS' MOTION FOR
                                                      PARTIAL SUMMARY JUDGMENT
                                                      ON DAMAGES
                      Defendant.

AND RELATED ACTIONS.

                  I, Dan Schumacher, do hereby declare as follows:

                  1. I make the following declaration of my own personal knowledge. If called as a witness, I could and would testify competently and truthfully to the following facts under oath.

                  2. During the time periods discussed herein, I served as the Design Automation Manager at Ungerman-Bass Networks, Inc. ("UB Networks"), located in Andover, Massachusetts.

                  3. I was the main purchasing decision maker at UB Networks as to verification technology. It was primarily my decision to purchase an emulation system from Mentor Graphics Corporation in April 1996.

                  4. Had purchasing a Mentor system not been an option for UB Networks, I would most likely have subcontracted our verification work out to a third party. I definitely would not have purchased an emulation system from Quickturn Design Systems, Inc.

                  5. In my judgment at the time, purchasing a Quickturn emulation system would have involved hidden costs and risks that UB Networks was too small to support. In my judgment, UB Networks would have had to purchase several additional workstations and budget substantial personnel time to support Quickturn's emulation system. Also, it is my view that the Quickturn emulation systems offered us at that time had technical flaws resulting in substantial problems to the user, such as hold-time violations.

                  I hereby declare under penalty of perjury that the foregoing is true and correct. Executed this 10th day of September, 1998 in Chelmsford, Massachusetts.


                                               /s/Dan Schumacher
                                             ----------------------------------
                                             DAN SCHUMACHER

                                                                       EXHIBIT T

                          Variable/Fixed Cost Analysis


SUMMARY OUTPUT


----------------------------------------
         Regression Statistics
----------------------------------------
Multiple R                      0.95
R Square                        0.91
Adjusted R Square               0.89
Standard Error               4513.89
Observations                       8
----------------------------------------



ANOVA


-------------------- --------------- ------------------- --------------------- ------------------ -------------------
                           df                SS                   MS                   F             Signifance F
-------------------- --------------- ------------------- --------------------- ------------------ -------------------
Regression                     1           1198685521           1.199E+09      58.83052973        0.00025683
Residual                       6          122251374.6            20375229
Total                          7           1320936896
-------------------- --------------- ------------------- --------------------- ------------------ -------------------



----------------- ---------------- --------------------- ----------- --------------- --------------- ----------------
                  Coefficients     Standard Error        t Stat      P-value         Lower 95%       Upper 95%
----------------- ---------------- --------------------- ----------- --------------- --------------- ----------------
Intercept              -4479.28             2538.50         -1.76        0.13         -10690.76          1732.20
Revenue                    0.34                0.04          7.67        0.00               0.23            0.45
----------------- ---------------- --------------------- ----------- --------------- --------------- ----------------


Dependent Variable = Operating Income, Excluding R&D

Time Period is 1989-1996

                                PROOF OF SERVICE


                  I am employed in the County of San Mateo, State of California. I am over the age of 18 and not a party to the within cause. My business address is Latham & Watkins, 75 Willow Road, Menlo Park, California 94025-3656.

                  I served the below listed document(s) described as:

SUPPLEMENTAL REPORT OF BLAINE F. NYE, Ph.D

On 10/23/98 on the following parties to this cause by Overnight Mail delivery of a copy of the above document(s) as follows:

                  I placed a sealed envelope or package containing the document(s) in a facility regularly maintained by the Federal Express for receipt of Overnight Mail, with Overnight Mail delivery fees paid, addressed as follows:

James C. Brooks, Esq.
Jonathan T. Losk, Esq.
Lawrence R. LaPorte, Esq.
LYON & LYON L.L.P.
633 West Fifth Street, Suite 4700
Los Angeles, CA 90071-2066

                  The Federal Express package was deposited as described above at 75 Willow Road, Menlo Park, California 94025-3656.

                  I declare that I am employed in the office of a member of the Bar of or permitted to practice before this Court at whose direction the service was made.

                  Executed on 10/23/98, at Menlo Park, California.



                                                /s/Clifton-Michael Garbett
                                              ---------------------------------
                                              Clifton-Michael Garbett